The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183059

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2014.

Prospectus Supplement to Prospectus dated August 3, 2012.

Becton, Dickinson and Company

$        Floating Rate Notes due June     , 2016

$             % Notes due December     , 2017

$             % Notes due December     , 2019

$             % Notes due December     , 2024

$             % Notes due December     , 2044

We are offering $         aggregate principal amount of Floating Rate Notes due 2016 (the “2016 floating notes”), $         aggregate principal amount of     % Notes due 2017 (the “2017 notes”), $         aggregate principal amount of     % Notes due 2019 (the “2019 notes”), $         aggregate principal amount of     % Notes due 2024 (the “2024 notes”) and $         aggregate principal amount of     % Notes due 2044 (the “2044 notes” and, together with the 2017 notes, the 2019 notes and the 2024 notes, the “fixed rate notes”). The floating rate notes and the fixed rate notes are collectively referred to as the “notes.” Interest on the floating rate notes will be payable in cash quarterly in arrears on                     ,                     ,                     and                     of each year, beginning                     , 2015. Interest on the fixed rate notes will be payable in cash semiannually in arrears on                     and                     of each year, beginning                     , 2015. The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. We may redeem the notes in whole at any time or from time to time in part, at the redemption prices described in this prospectus supplement.

The notes will not be listed on any securities exchange.

We intend to use the net proceeds of this offering, together with borrowings under our commercial paper program, borrowings under our new term loan facility, and cash on hand, to finance the acquisition of CareFusion Corporation (“CareFusion”) as described in this prospectus supplement and to pay related fees and expenses. This offering is not contingent on the consummation of the acquisition of CareFusion. However, if such acquisition is not consummated on or prior to October 5, 2015, or, if prior to such date, the Agreement and Plan of Merger (the “Merger Agreement”) for such acquisition is terminated, then, in either case, we will be required to redeem all of the notes at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.”

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-6 and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

	2016 Floating Rate Notes			2017 Notes			2019 Notes			2024 Notes			2044 Notes
	Per Note		Total	Per Note		Total	Per Note		Total	Per Note		Total	Per Note		Total
Initial public offering price		%	$		%	$		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$		%	$		%	$
Proceeds, before expenses, to Becton, Dickinson		%	$		%	$		%	$		%	$		%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from December     , 2014 and must be paid by the purchasers if the notes are delivered after December     , 2014.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, against payment in New York, New York on or about December     , 2014.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

BNP PARIBAS	Citigroup	MUFG	Morgan Stanley

Prospectus Supplement dated                     , 2014.

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “Becton, Dickinson,” “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company and its consolidated subsidiaries and the term “CareFusion” refers to CareFusion Corporation and its consolidated subsidiaries. References to the “combined company” refer to the Company and its consolidated subsidiaries giving effect to the acquisition of CareFusion. This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus supplement and accompanying prospectus form a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus supplement until the termination of the offering under this prospectus supplement:

(a) Annual report on Form 10-K for the fiscal year ended September 30, 2014;

(b) The portions of our Proxy Statement on Schedule 14A for our 2014 annual meeting of stockholders filed with the SEC on December 19, 2013 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2013; and

(c) Current reports on Form 8-K filed with the SEC on October 6, 2014, November 14, 2014, November 25, 2014 (except for Item 7.01), December 2, 2014 and December 4, 2014.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey

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07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website, other than copies of the documents described above that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements that address operating performance or events or developments that we expect or anticipate will occur in the future—including statements relating to volume growth, sales and earnings per share growth, cash flows or uses, and statements expressing views about future operating results—are forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Act”).

Forward-looking statements are based on current expectations of future events. The forward-looking statements are, and will be, based on our management’s current views and assumptions regarding future events and operating performance or, with respect to “Recent Developments—CareFusion Corporation” and “Risk Factors—Risks Related to the CareFusion Business,” CareFusion’s management’s then-current views and assumptions regarding future events and operating performance, and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause the actual results of our combined company, or either us or CareFusion individually, to differ from our expectations and, with respect to “Recent Developments—CareFusion Corporation” and “Risk Factors—Risks Related to the CareFusion Business,” CareFusion’s disclosed expectations in any forward-looking statements.

•	Weakness in the global economy and financial markets, and the potential adverse effect on the cost of operating our or CareFusion’s business, the demand for our or CareFusion’s products and services, the prices for our or CareFusion’s products and services due to increases in pricing pressure, or our or CareFusion’s ability to produce our products, including the impact on developing countries.

•	Deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the United States and Europe, that could further weaken demand for our or CareFusion’s products and result in additional pricing pressures, as well as create potential collection risks associated with such sales.

•	The consequences of the Patient Protection and Affordable Care Act in the United States, which implemented an excise tax on United States sales of certain medical devices, and which could result in reduced demand for our or CareFusion’s products, increased pricing pressures or otherwise adversely affect our or CareFusion’s business.

•	Future healthcare reform in the countries in which we or CareFusion do business may also involve changes in government pricing and reimbursement policies or other cost containment reforms.

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•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our or CareFusion’s products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment. For example, changes to guidelines providing for increased cervical cancer screening intervals has and may continue to negatively impact sales of our Women’s Health and Cancer platform.

•	Changes in reimbursement practices of third-party payers.

•	Our or CareFusion’s ability to penetrate emerging markets, which depends on local economic and political conditions, and how well we and CareFusion are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our and CareFusion’s international operations also increase our compliance risks, including risks under the United States Foreign Corrupt Practices Act and other anti-corruption laws.

•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and expropriation of assets by a government.

•	Security breaches of our or CareFusion’s computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our or CareFusion’s ability to conduct business, or result in the loss of trade secrets or otherwise compromise sensitive information of the Company or CareFusion or of our or CareFusion’s customers, suppliers and other business partners.

•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

•	Regional, national and foreign economic factors, including inflation, deflation, fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our or CareFusion’s revenues, expenses, margins and credit ratings.

•	New or changing laws, regulations and agency determinations affecting our or CareFusion’s domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including IRS rulings and tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls, licensing and regulatory requirements for new products and products in the postmarketing phase and healthcare fraud and abuse. In particular, the United States and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us or CareFusion to re-register products already on the market or otherwise impact our or CareFusion’s ability to market products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our or CareFusion’s costs of operations or necessitate changes in our or CareFusion’s manufacturing plants or processes or those of our or CareFusion’s suppliers, or result in liability to us or CareFusion.

•	Product efficacy or safety concerns regarding our or CareFusion’s products resulting in product recalls, regulatory action on the part of the United States Food and Drug Administration (“FDA”) (including CareFusion’s amended consent decree with the FDA) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA.

•	Competitive factors that could adversely affect our or CareFusion’s operations, including new product introductions (for example, new forms of drug delivery) by our or CareFusion’s current

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or future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our or CareFusion’s markets.

•	The effects of events that adversely impact our or CareFusion’s ability to manufacture products (particularly where production of a product line is concentrated in one or more plants) or our or CareFusion’s ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing, including pandemics, natural disasters or environmental factors.

•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our or CareFusion’s products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs.

•	Fluctuations in the demand for products we or CareFusion sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or United States and international governmental funding and policies for life sciences research.

•	Our and CareFusion’s ability to achieve the projected level or mix of product sales, as each of our earnings forecasts are based on projected volumes and sales of many product types, some of which are more profitable than others.

•	Our ability to complete the implementation of our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in the design and implementation of our upgrade could adversely affect our business.

•	Pending and potential future litigation or other proceedings adverse to us or CareFusion, including antitrust claims, product liability claims, environmental claims and patent infringement claims, and the availability or collectability of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding our or CareFusion’s business or operations, including the effect on our or CareFusion’s reputation or demand for our or CareFusion’s products.

•	The effect of market fluctuations on the value of assets in our or CareFusion’s pension plans and on actuarial interest rate and asset return assumptions, which could require us or CareFusion to make additional contributions to the plans or increase our pension plan expense.

•	The impact of business combinations, investments and alliances, including any volatility in earnings relating to acquired in-process research and development assets, our ability to successfully complete the CareFusion Acquisition and our ability to successfully integrate any business we may acquire.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC (including the SEC’s recently adopted regulations relating to conflict minerals).

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•	Risk related to our pending acquisition of CareFusion including:

•	The failure to satisfy the conditions to completing the transaction, including obtaining required regulatory approvals or approval of the CareFusion stockholders.

•	Conditions to obtaining regulatory approval that may place restrictions on the business of the combined company.

•	Our failure to obtain the anticipated benefits and cost savings from the acquisition.

•	The impact of the additional debt we will incur to finance the acquisition.

The foregoing list sets forth many, but not all, of the factors that could impact our, CareFusion’s or the combined company’s ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

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OUR COMPANY

We are a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving drug delivery, enhancing the diagnosis of infectious diseases and cancers, supporting the management of diabetes and advancing cellular research. We have nearly 30,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus supplement and, therefore, is not incorporated herein by reference.

RECENT DEVELOPMENTS

CareFusion Acquisition

On October 5, 2014, we entered into the Merger Agreement with CareFusion and Griffin Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Corp”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Corp will merge with and into CareFusion, with CareFusion surviving as our wholly-owned subsidiary (the “CareFusion Acquisition”).

In the CareFusion Acquisition, each outstanding share of common stock, par value $0.01 per share, of CareFusion (other than shares, if any, held by us, Merger Corp and CareFusion and the shares with respect to which appraisal rights have been properly demanded in accordance with the Delaware General Corporation Law) will be converted into the right to receive (i) $49.00 in cash, without interest (the “Cash Consideration”) and (ii) 0.0777 of a share of our common stock, par value $1.00 per share (the “Equity Consideration” and, together with the Cash Consideration, the “CareFusion Acquisition Consideration”). The total CareFusion Acquisition Consideration will amount to approximately $12.2 billion, approximately $10.1 billion of which will be in the form of Cash Consideration and approximately $2.1 billion of which will be in the form of Equity Consideration (based on the Company’s closing stock price as of October 3, 2014).

The Merger Agreement contains customary representations and warranties that expire at the effective time of the CareFusion Acquisition, as well as customary covenants, including, subject to certain exceptions or unless approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), covenants providing for each of the parties and their subsidiaries to conduct its business in all material respects in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the effective time of the CareFusion Acquisition, and to use reasonable best efforts to obtain required government approvals and consents, subject to certain exceptions. The Merger Agreement also includes covenants requiring CareFusion (i) not to solicit, initiate, knowingly encourage, or take any other action designed to facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest, or offer that constitutes, or would reasonably be expected to lead to, a “company acquisition proposal” (as defined in the Merger Agreement); (ii) not to approve or recommend, or propose to approve or recommend, a company acquisition proposal; (iii) not to approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to a company acquisition proposal (other than a confidentiality agreement in connection with a company acquisition proposal) or a “superior proposal” (as defined in the Merger Agreement); (iv) not to enter into, continue or otherwise participate in any discussions or negotiations regarding any company acquisition proposal and (v) to call and hold a special meeting of CareFusion’s stockholders and, subject to certain exceptions, recommend that CareFusion’s stockholders adopt the Merger Agreement (the “CareFusion Recommendation”).

The Merger Agreement also contains certain termination rights for both us and CareFusion, and provides that, in connection with a termination of the Merger Agreement under specified circumstances, including a change in the CareFusion Recommendation or a termination of the Merger Agreement by CareFusion to enter into a definitive agreement for a superior proposal, CareFusion will be required to pay us a cash termination fee of $367 million.

Completion of the CareFusion Acquisition is subject to customary closing conditions, including, among others, (1) the adoption of the Merger Agreement by CareFusion’s stockholders, (2) declaration of the effectiveness by the SEC of the Registration Statement on Form S-4 filed with the SEC by us in connection with the registration of the shares of our common stock to be issued in the CareFusion Acquisition, (3) approval for listing on the New York Stock Exchange of our common stock to be issued in the CareFusion Acquisition, (4) obtaining antitrust approvals in Europe, (5) expiration of the waiting period in connection with the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (6) subject to certain exceptions, the accuracy of the representations and warranties in the Merger Agreement and (7) material compliance with the obligations under the Merger Agreement. The waiting period under the HSR Act expired on November 19, 2014, satisfying the HSR Act waiting period condition. The CareFusion Acquisition remains subject to other customary closing conditions.

There can be no assurance that we will be able to consummate the CareFusion Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the CareFusion Acquisition.” This offering is not contingent on the consummation of the CareFusion Acquisition. See “Description of Notes—Special Mandatory Redemption.”

New Term Loan Facility

On November 26, 2014, we entered into a commitment letter (the “Commitment Letter”), among us, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. providing for an unsecured $1.0 billion principal amount 364-day term loan facility (the “Term Loan Facility”). The funding of the initial loans under the Term Loan Facility is contingent upon the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Term Loan Facility in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the CareFusion Acquisition in accordance with the Merger Agreement. Borrowings under the Term Loan Facility will have an interest rate equal to either the Eurodollar rate, plus a margin of 100 to 175 basis points, or a base rate, plus a margin of 0 to 75 basis points. The applicable margin will be determined based the credit ratings of our then-current long-term senior unsecured, unguaranteed debt securities.

The covenants under the Term Loan Facility will be the same as those in our existing 364-day Bridge Term Loan Agreement, dated November 14, 2014, by and among the Company, as borrower, Goldman Sachs Bank USA, as administrative agent, and the other lenders party thereto from time to time (as amended or otherwise modified from time to time prior to the date hereof).

We intend to use the borrowings under the Term Loan Facility together with the net proceeds from this offering, borrowings under our commercial paper program and cash on hand to finance the CareFusion Acquisition (collectively the “Acquisition Financing”).

The CareFusion Acquisition, the Acquisition Financing, including this offering, and the application of the net proceeds therefrom as described in “Use of Proceeds” are collectively referred to herein as the “Transactions.”

CAREFUSION CORPORATION

The following information about CareFusion has been taken from the periodic reports CareFusion has filed with the SEC.

CareFusion is a global medical technology company offering products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. CareFusion offers a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room and procedural effectiveness, and respiratory care.

Business Segments

CareFusion organizes its businesses into two reportable segments: Medical Systems and Procedural Solutions.

The following chart presents the Medical Systems segment’s key business lines and core products.

Business Line	Core Products
Infusion Systems	IV medication safety and infusion therapy delivery systems, including infusion pumps, dedicated disposables, software applications and related patient monitoring equipment (sold primarily under the Alaris brand)

Dispensing Technologies	Automated dispensing machines and related applications for distributing and managing medication and medical supplies (sold primarily under the Pyxis and Rowa brands)

Respiratory Technologies	Respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy (sold primarily under the AVEA, Vela, LTV and Jaeger brands)

The following chart presents the Procedural Solutions segment’s key business lines and core products.

Business Line	Core Products
Infection Prevention	Single-use skin antiseptic (sold under the ChloraPrep brand) and other patient-preparation, hair-removal and skin-care products and specialty IV infusion valves, administration sets and accessories, and IV drug preparation and administration products (sold under several brands, including MaxGuard, MaxPlus, MaxZero, SmartSite and Texium)

Medical Specialties	Surgical instruments (sold under the V. Mueller and Snowden-Pencer brands), interventional specialty products, such as diagnostic trays and biopsy needles, drainage catheters and vertebral augmentation products (sold under several brands, including PleurX, Achieve and Temno)

Specialty Disposables	Non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy (sold primarily under the AirLife brand) and single-use consumables for respiratory care and anesthesiology (sold primarily under the Vital Signs brand)

In addition, the Medical Systems segment includes CareFusion’s MedMined business, which offers data mining surveillance software and analytics tools to help hospitals identify adverse drug events and healthcare associated with infections (“HAIs”).

Customers, Sales and Distribution

CareFusion’s primary end customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices. A substantial portion of its products in the United States are sold to hospitals that are members of a group purchasing organization (“GPO”), integrated delivery networks (“IDNs”), and through wholesalers and distributors. CareFusion has purchasing agreements for specified products with a wide range of GPOs in the United States. The scope of products included in these agreements varies by GPO.

CareFusion’s primary customers in markets outside the United States are hospitals and wholesalers, which are served through a direct sales force and commissioned agents, with a presence in more than 20 countries, and a network of distributors.

CareFusion’s capital equipment products generally are delivered from its manufacturing facilities directly to the customer. CareFusion’s disposables and other non-capital equipment products generally are delivered from its manufacturing facilities and from third-party manufacturers to warehouses and from there, the products are delivered to the customer. CareFusion contracts with a wide range of transport providers to deliver its products by road, rail, sea and air.

CareFusion owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that CareFusion owns or has rights to use include: CareFusion™, Alaris®, Guardrails®, Pyxis®, AVEA®, VELA™, LTV® Series, Jaeger®, Sensor Medics®, ChloraPrep®, V. Mueller®, Snowden-Pencer®, SmartSite®, PyxisConnect®, Pyxis MedStation®, Pyxis SupplyStation®, Pyxis ProcedureStation™, Pyxis EcoStation™, MedMined™, EnVe®, MaxPlus®, MaxGuard® and AirLife ™, which may be registered or trademarked in the United States and other jurisdictions.

CareFusion was incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health, Inc. in anticipation of spinning off from Cardinal Health. CareFusion completed the spinoff from Cardinal Health on August 31, 2009. CareFusion’s executive offices are located at 3750 Torrey View Court, San Diego, California 92130 and its telephone number is (858) 617-2000. CareFusion’s Internet website is www.carefusion.com. The information provided on CareFusion’s Internet website is not a part of this prospectus supplement and, therefore, is not incorporated herein by reference.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            , after deducting underwriting discounts and commissions and estimated net offering expenses payable by us. We intend to use the net proceeds of this offering, together with borrowings under our commercial paper program, borrowings under our Term Loan Facility, and cash on hand, to finance the CareFusion Acquisition and to pay related fees and expenses. Prior to their application, the net proceeds may be invested in short-term investments. This offering is not contingent on the consummation of the CareFusion Acquisition.

RISK FACTORS

An investment in our notes involves a number of risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus and incorporated by reference herein before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 which is incorporated by reference herein.

Risks Related to the CareFusion Acquisition

Completion of the CareFusion Acquisition is subject to conditions and if these conditions are not satisfied or waived, the CareFusion Acquisition will not be completed.

The obligations of us and CareFusion to complete the CareFusion Acquisition are subject to satisfaction or waiver of a number of conditions, including adoption of the CareFusion Acquisition by the CareFusion stockholders, the adoption or deemed adoption of approvals of the CareFusion Acquisition by the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the Control of Concentrations Between Undertakings, as amended, the expiration of the waiting period in connection with the HSR Act, the effectiveness of our registration statement on Form S-4 with respect to our common stock to be issued in the CareFusion Acquisition, approval of the listing on the NYSE of our common stock to be issued in the CareFusion Acquisition, and the absence of an injunction prohibiting the CareFusion Acquisition. Each party’s obligation to complete the CareFusion Acquisition is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, the accuracy of the representations and warranties of the other party under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement), the performance by the other party of its respective obligations under the Merger Agreement in all material respects and delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions. The waiting period under the HSR Act expired on November 19, 2014, satisfying the HSR Act waiting period condition. The CareFusion Acquisition remains subject to the other customary closing conditions.

The failure to satisfy all of the required conditions could delay the completion of the CareFusion Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the CareFusion Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the CareFusion Acquisition is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the CareFusion Acquisition will be satisfied or waived or that the CareFusion Acquisition will be completed.

In order to complete the CareFusion Acquisition, we and CareFusion must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the CareFusion Acquisition may be jeopardized or the anticipated benefits of the CareFusion Acquisition could be reduced.

Although we and CareFusion have agreed in the Merger Agreement to use reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain notice of the adoption or deemed adoption of approvals of the CareFusion Acquisition by the European Commission, there can be no assurance that the European Commission will approve of the CareFusion Acquisition. As a condition to adoption of approvals of the CareFusion Acquisition, governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of our business after completion of the CareFusion Acquisition.

Under the terms of the Merger Agreement, subject to certain exceptions, we and our subsidiaries are required to accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of us, our subsidiaries or CareFusion and its subsidiaries. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of (i) delaying completion of the CareFusion Acquisition, (ii) imposing additional material costs on or materially limiting the revenues of the combined company following the CareFusion Acquisition, or (iii) otherwise adversely affecting our businesses and results of operations after completion of the CareFusion Acquisition. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the CareFusion Acquisition.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the CareFusion Acquisition may not be realized.

CareFusion and we have operated and, until the completion of the CareFusion Acquisition, will continue to operate, independently. The success of the CareFusion Acquisition, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of CareFusion. It is possible that the pendency of the CareFusion Acquisition and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both CareFusion and us, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the CareFusion Acquisition. As part of the integration process we may also attempt to divest certain assets of the combined company, which may not be possible on favorable terms, or at all, or if successful, may change the profile of the combined company. If we experience difficulties with the integration process, the anticipated benefits of the CareFusion Acquisition may not be realized fully or at all, or may take longer to realize than expected. Management continues to refine its integration plan. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on (i) each of us and CareFusion during this transition period and (ii) the combined company for an undetermined period after completion of the CareFusion Acquisition. In addition, the actual cost savings of the CareFusion Acquisition could be less than anticipated.

In connection with the CareFusion Acquisition, we will incur significant additional indebtedness, including the notes offered hereby, and certain of CareFusion’s indebtedness will remain outstanding, which could adversely affect us, including by decreasing our business flexibility, and will increase our interest expense.

Our consolidated indebtedness as of September 30, 2014 was approximately $4.0 billion. Our pro forma indebtedness as of September 30, 2014, after giving effect to the Transactions and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be as much as $14.0 billion. We will have substantially increased indebtedness following completion of the CareFusion Acquisition in comparison to our indebtedness on a recent historical basis, which could have the effect of, among other things, reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. In particular, as of September 30, 2014, CareFusion had approximately $2.0 billion of outstanding senior unsecured notes, which will remain outstanding upon completion of the CareFusion Acquisition.

We will also incur various costs and expenses associated with our existing debt and the debt of CareFusion, which will remain outstanding upon completion of the CareFusion Acquisition. The amount of cash required to pay interest on our increased indebtedness levels following completion of the CareFusion Acquisition, and thus the demands on our cash resources, will be greater than the amount of cash flows required to service our indebtedness prior to the Transactions. The increased levels of indebtedness following completion of the CareFusion Acquisition could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the CareFusion Acquisition, or if the financial performance of the combined company does not meet current expectations, then our ability to service our indebtedness may be adversely impacted.

Certain of the indebtedness to be incurred in connection with the CareFusion Acquisition will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flows.

The indenture governing CareFusion’s senior unsecured notes is subject to several restrictive covenants and contains an event of default for failure to timely file its periodic reports with the SEC. Any acceleration of indebtedness that arises from an event of default under the indenture could have a material adverse effect on the business and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

The credit agreement governing the Term Loan Facility, will also be subject to several restrictive covenants and contain certain events of default. Any acceleration of indebtedness that arises from an event of default under the credit agreement, could have a material adverse effect on our business.

In addition, our credit ratings affect the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations. In connection with the debt financing for the CareFusion Acquisition, it is anticipated that we will seek ratings of our indebtedness from one or more nationally recognized statistical rating organizations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

In the event that the ratings of CareFusion’s existing notes are reduced beyond certain thresholds within certain time periods prior to or following the consummation of the CareFusion Acquisition, CareFusion could be required to offer to repurchase such notes at 101% of the aggregate principal amount of such notes plus any accrued and unpaid interest to the repurchase date.

Moreover, we may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to us or at all.

The agreements that will govern the indebtedness to be incurred in connection with the CareFusion Acquisition, including the indenture governing the notes offered hereby and any credit agreement in connection with the Term Loan Facility, will contain various covenants that impose restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.

The agreements that will govern the indebtedness to be incurred in connection with the CareFusion Acquisition, including the indenture governing the notes offered hereby and any credit agreement in connection with the Term Loan Facility, will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of us and certain of our subsidiaries to, among other things, have liens on our property, and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person. The ability of us and our subsidiaries to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations.

The unaudited pro forma condensed combined financial information included in this prospectus supplement are preliminary and the actual financial condition and results of operations after the CareFusion Acquisition may differ materially.

The unaudited pro forma condensed combined financial information in this prospectus supplement are presented for illustrative purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the CareFusion Acquisition been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the CareFusion identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of CareFusion as of the date of the completion of the CareFusion Acquisition. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus supplement.

The CareFusion Acquisition will involve substantial costs.

CareFusion and we have incurred, and expect to continue to incur, a number of non-recurring costs associated with the CareFusion Acquisition and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the CareFusion Acquisition.

We also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the CareFusion Acquisition and the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Lawsuits have been filed, and other lawsuits may be filed, against CareFusion, its directors, us and Merger Corp challenging the CareFusion Acquisition, and an adverse ruling in such lawsuits may prevent the CareFusion Acquisition from becoming effective or from becoming effective within the expected timeframe.

CareFusion, its directors, we and Merger Corp are named as defendants in eight putative class action lawsuits brought by purported CareFusion stockholders challenging the proposed CareFusion Acquisition and seeking, among other things, equitable relief to enjoin consummation of the CareFusion Acquisition, rescission of the CareFusion Acquisition and/or rescissory damages. One of the conditions to the completion of the CareFusion Acquisition is that no injunction by any court or other tribunal of competent jurisdiction will be in effect that prohibits or makes illegal the consummation of the CareFusion Acquisition. As such, if any of the plaintiffs are successful in obtaining an injunction prohibiting the consummation of the CareFusion Acquisition, then such injunction may prevent the CareFusion Acquisition from becoming effective or from becoming effective within the expected timeframe.

Uncertainties associated with the CareFusion Acquisition may cause a loss of management personnel and other key employees of CareFusion or us, which could adversely affect the future business and operations of the combined company following the CareFusion Acquisition.

CareFusion and we are dependent on the experience and industry knowledge of their and our officers and other key employees to execute their and our business plans. The combined company’s success after the CareFusion Acquisition will depend in part upon its ability to retain key management personnel and other key employees of CareFusion and us. Current and prospective employees of CareFusion and us may experience uncertainty about their future roles with the combined company following the CareFusion Acquisition, which may materially adversely affect the ability of each of CareFusion and us to attract and retain key personnel during the pendency of the CareFusion Acquisition. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of CareFusion and us.

Risks Related to the CareFusion Business

The following risk factors related to the CareFusion business have been taken from the periodic reports CareFusion has filed with the SEC.

CareFusion may be unable to effectively enhance its existing products or introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, CareFusion’s position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of its business depends on its ability to enhance its existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including its ability to anticipate and satisfy customer needs, obtain regulatory approvals and clearances on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate its products from those of its competitors. To compete successfully in the marketplace, CareFusion must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. CareFusion’s failure to enhance its existing products or introduce new and innovative products in a timely manner could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Even if CareFusion is able to develop, manufacture and obtain regulatory approvals and clearances for its new products, the success of those products would depend upon market acceptance. Levels of market acceptance for its new products could be affected by several factors, including:

•	the availability of alternative products from its competitors;

•	the price and reliability of its products relative to that of its competitors;

•	the timing of its market entry; and

•	its ability to market and distribute its products effectively.

CareFusion is subject to complex and costly regulation.

CareFusion’s products are subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase its costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market clearance or pre-market approval before those products can be marketed or sold in the United States. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. The FDA has indicated that it intends to continue to enhance its pre-market requirements for medical devices. Although the future impact of these initiatives cannot be predicted with certainty, it appears that the time and cost to get many of CareFusion’s medical devices to market could increase significantly.

In addition, CareFusion is subject to regulations that govern manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after CareFusion has obtained clearance or approval to sell a product. CareFusion’s failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition. Further, if CareFusion determines a product manufactured or marketed by CareFusion does not meet its specifications, published standards or regulatory requirements, CareFusion may seek to correct the product or withdraw the product from the market, which could have an adverse effect on CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition. Many of CareFusion’s facilities and procedures, and those of its suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming. In September 2013, the FDA also issued a final rule regarding the Unique Device Identification (“UDI”) System that will be phased in over seven years. The UDI System will require manufacturers to mark certain medical devices distributed in the United States with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require CareFusion to make changes to its manufacturing and labeling, which could increase its costs.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If CareFusion’s sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, CareFusion may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. A number of companies in the healthcare industry have been the subject of enforcement actions related to their sales and marketing practices, including their relationships with doctors and off-label promotion of products. In 2011 and 2012, CareFusion received federal administrative subpoenas from the Department of Justice and the Office of Inspector General (“OIG”) of the Department of Health and Human Services requesting documents and other materials primarily related to its sales and marketing practices for its ChloraPrep skin preparation product and information regarding its relationships with healthcare professionals. In April 2013, CareFusion announced that it had reached an agreement in principle to resolve the government’s allegations. In connection with these matters, CareFusion also entered into a non-prosecution agreement and agreed to continue to cooperate with the government. During the fiscal year ended June 30, 2013, CareFusion recorded a $41 million charge to establish a reserve for the amount of the expected payment. In

January 2014, CareFusion entered into a final settlement agreement with the government, and CareFusion paid the settlement. If CareFusion were to become the subject of an enforcement action, including any action resulting from the investigation by the Department of Justice or OIG, it could result in negative publicity, penalties, fines, the exclusion of its products from reimbursement under federally-funded programs and/or prohibitions on the ability to sell its products, which could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

While we will institute a compliance program for the combined company based on current best practices, we cannot assure you that, after consummation of the CareFusion Acquisition, CareFusion will be in full compliance with all potentially applicable regulations. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and other national, supranational, federal and state government authorities and the high level of regulatory oversight creates a continuing possibility that we may be adversely affected by regulatory actions.

Cost-containment efforts of CareFusion’s customers, purchasing groups, third-party payers and governmental organizations could adversely affect CareFusion’s sales and profitability.

Many existing and potential customers for CareFusion’s products within the United States are members of GPOs and IDNs in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Due to the highly competitive nature of the GPO and IDN contracting processes, CareFusion may not be able to obtain or maintain contract positions with major GPOs and IDNs across its product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for its products, thereby reducing the profitability of the CareFusion business we acquire.

While having a contract with a GPO or IDN can facilitate sales to members of that GPO or IDN, it is no assurance that the sales volume of those products will be maintained. The members of such groups may choose to purchase from CareFusion’s competitors due to the price or quality offered by such competitors, which could result in a decline in the sales and profitability of the CareFusion business we acquire.

In addition, CareFusion’s capital equipment products typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations, the timing of spending under these budgets and conflicting spending priorities, including changes resulting from adverse economic conditions, can have a significant effect on the demand for its capital equipment products and related services. In addition, the implementation of healthcare reform in the United States, which may reduce or eliminate the amount that healthcare organizations may be reimbursed for its capital equipment products and related services, could further impact demand. Any such decreases in expenditures by these healthcare organizations and decreases in demand for its capital equipment products and related services could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Distributors of CareFusion’s products may begin to negotiate terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing or other terms of sale could adversely affect its results of operations and financial condition. In addition, if CareFusion fails to implement distribution arrangements successfully, that could cause CareFusion to lose market share to its competitors.

Outside the United States, CareFusion has experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. CareFusion’s failure to offer acceptable prices to these customers could adversely affect the sales and profitability of CareFusion and/or the combined company in these markets and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Challenging economic conditions have and may continue to adversely affect CareFusion’s business, results of operations and financial condition.

CareFusion continues to face the effects of challenging economic conditions, which have impacted the economy and the economic outlook of the United States, Europe and other parts of the world. These challenging economic conditions, along with depressed levels of consumer and commercial spending, have caused, and may continue to cause its customers to reduce, modify, delay or cancel plans to purchase its products and have caused and may continue to cause vendors to reduce their output or change terms of sales. CareFusion has observed certain hospitals delaying as well as prioritizing capital purchasing decisions, which has had, and is expected to continue to have, an adverse impact on the financial results of the CareFusion business we acquire into the foreseeable future.

In addition, CareFusion’s customers in and outside of the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If its customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if they are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to CareFusion. These conditions may also adversely affect certain of its suppliers, which could cause a disruption in its ability to produce its products.

CareFusion also extends credit through an equipment leasing program for a substantial portion of sales to its dispensing product customers. This program and any similar programs that CareFusion may establish for sales of its other capital equipment, exposes CareFusion to certain risks. CareFusion is subject to the risk that if these customers fail to pay or delay payment for the products they purchase from CareFusion, it could result in longer payment cycles, increased collection costs, defaults exceeding its expectations and an adverse impact on the cost or availability of financing. These risks related to its equipment leasing program may be exacerbated by a variety of factors, including adverse economic conditions, decreases in demand for its capital equipment products and negative trends in the businesses of its leasing customers.

Any inability of current and/or potential customers to pay CareFusion for its products or any demands by vendors for different payment terms may adversely affect the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion may be unable to protect its intellectual property rights or may infringe on the intellectual property rights of others.

CareFusion relies on a combination of patents, trademarks, copyrights, trade secrets and nondisclosure agreements to protect its proprietary intellectual property. CareFusion’s efforts to protect its intellectual property and proprietary rights may not be sufficient. CareFusion cannot be sure that its pending patent applications will result in the issuance of patents to CareFusion, that patents issued to or licensed by CareFusion in the past or in the future will not be challenged or circumvented by competitors or that these patents will remain valid or sufficiently broad to preclude its competitors from introducing technologies similar to those covered by its patents and patent applications. In addition, its ability to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by CareFusion.

Competitors also may harm its sales by designing products that mirror the capabilities of its products or technology without infringing its intellectual property rights. If CareFusion does not obtain sufficient protection for its intellectual property, or if CareFusion is unable to effectively enforce its intellectual property rights, its competitiveness could be impaired, which would limit the growth and future revenue of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion operates in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force CareFusion to make significant royalty payments in order to continue selling the affected products. At any given time, CareFusion is involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. CareFusion expects that it may face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against CareFusion could adversely affect the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Defects or failures associated with CareFusion’s products and/or its quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject CareFusion to regulatory actions.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to CareFusion’s products and result in significant costs and negative publicity. Due to the strong name recognition of its brands, an adverse event involving one of CareFusion’s products could result in reduced market acceptance and demand for all products within that brand, and could harm its reputation and its ability to market its products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of CareFusion’s products could result in the suspension or delay of regulatory reviews of its applications for new product approvals or clearances. CareFusion may also voluntarily undertake a recall of its products, temporarily shut down production lines, or place products on a shipping hold based on internal safety and quality monitoring and testing data.

CareFusion’s future operating results will depend on its ability to sustain an effective quality control system and effectively train and manage its employee base with respect to its quality system. CareFusion’s quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving its products and services. While CareFusion has a network of quality systems throughout its business lines and facilities, quality and safety issues may occur with respect to any of its products. A quality or safety issue may result in a public warning letter from the FDA, or potentially a consent decree. In June 2014, CareFusion received a warning letter from the FDA related to its facility in Vernon Hills, Illinois, which CareFusion is working to address. CareFusion is also operating under an amended consent decree with the FDA, as discussed in the next risk factor. In addition, CareFusion may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion is currently operating under an amended consent decree with the FDA and its failure to comply with the requirements of the amended consent decree may have an adverse effect on its business.

CareFusion is operating under an amended consent decree with the FDA related to its infusion pump business in the United States. CareFusion entered into a consent decree with the FDA in February 2007 related to its Alaris SE pumps, and in February 2009, CareFusion and the FDA amended the consent decree to include all infusion pumps manufactured by or for its subsidiary that manufactures and sells infusion pumps in the United States. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, CareFusion implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had its infusion pump facilities inspected by an independent expert and had its recall procedures and all ongoing recalls involving its infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified CareFusion that it could proceed to the audit inspection phase of the amended consent decree, which included the requirement to retain an independent expert to conduct periodic audits of its infusion pump facilities over a four-year period. While CareFusion is no longer subject to these periodic audits, the FDA maintains the ability to conduct inspections of its infusion pump facilities. The costs associated with any such inspections and any actions that CareFusion may need to take as a result, could be significant.

CareFusion has no reserves associated with compliance with the amended consent decree. As such, CareFusion may be obligated to pay more costs in the future because, among other things, the FDA may determine that CareFusion is not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or CareFusion may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. Moreover, the matters addressed in the amended consent decree could lead to negative publicity that could have an adverse impact on its business. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order CareFusion to cease manufacturing and distributing, recall products and take other actions. CareFusion may also be required to pay monetary damages if it fails to comply with any provision of the amended consent decree. Any of the foregoing matters could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion may incur product liability losses and other litigation liability.

CareFusion is, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that its products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against CareFusion, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, CareFusion may not be able to obtain insurance on terms acceptable to CareFusion or at all because insurance varies in cost and can be difficult to obtain. CareFusion’s failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion is involved in a number of legal proceedings. Legal proceedings are inherently unpredictable, and the outcome can result in excessive verdicts and/or injunctive relief that may affect how CareFusion operates its business, or CareFusion may enter into settlements of claims for monetary damages that exceed its insurance coverage, if any. In addition, the results of future legislative activity or future court decisions, any of which could lead to an increase in regulatory investigations or its exposure to litigation cannot be predicted. Any such proceedings or investigations, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns and additional restrictions on CareFusion’s sales or the use of its products, which could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion relies on the performance of its information technology systems, the failure of which could have an adverse effect on its business and performance.

CareFusion’s business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which are beyond its control. Systems interruptions could reduce CareFusion’s ability to manufacture and provide service for its products, and could have an adverse effect on the operations and financial performance of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of its information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to CareFusion, its employees, partners, customers, or its suppliers, which may result in significant costs and government sanctions. In particular, if CareFusion is unable to adequately safeguard individually identifiable health information, CareFusion may be subject to additional liability under domestic and international laws respecting the privacy and security of health information which may reduce the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion also is pursuing initiatives to transform its information technology systems and processes. Many of its business lines use disparate systems and processes, including those required to support critical functions related to its operations, sales, and financial close and reporting. CareFusion is implementing new systems to better streamline and integrate critical functions, which CareFusion expects to result in improved efficiency and, over time, reduced costs. While CareFusion believes these initiatives provide significant opportunity for CareFusion, they do expose CareFusion to inherent risks. CareFusion may suffer data loss or delays or other disruptions to its business, which could have an adverse effect on its results of operations and financial condition. If CareFusion fails to successfully implement new information technology systems and processes, CareFusion may fail to realize cost savings anticipated to be derived from these initiatives which may reduce the benefits we expect to achieve as a result of the CareFusion Acquisition.

An interruption in CareFusion’s ability to manufacture its products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect its business.

Many of CareFusion’s key products are manufactured at single locations, with limited alternate facilities. If CareFusion experiences damage to one or more of its facilities, or its manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, if the capabilities of its suppliers and component manufacturers are limited or stopped, due to quality, regulatory or other reasons, it could negatively impact its ability to manufacture its products and could expose CareFusion to regulatory actions. Further, for reasons of quality assurance or cost effectiveness, CareFusion purchases certain components and raw materials from sole suppliers. CareFusion may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to CareFusion, could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Due to the highly competitive nature of the healthcare industry and the cost containment efforts of its customers and third-party payers, CareFusion may be unable to pass along cost increases for key components or raw materials through higher prices to its customers. If the cost of key components or raw materials increases and CareFusion is unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, CareFusion and/or the combined company could experience lower margins and profitability.

New regulations related to conflict minerals may increase CareFusion’s costs and adversely affect its business.

CareFusion is subject to the SEC’s newly adopted regulations, which require CareFusion to determine whether its products contain certain specified minerals, referred to under the regulations as “conflict minerals,” and, if so, to perform an extensive inquiry into its supply chain, in an effort to determine whether or not such conflict minerals originate from the Democratic Republic of Congo (“DRC”), or an adjoining country. CareFusion has determined that certain of its products contain such specified minerals and CareFusion has developed a process to identify where such minerals originated. As of the date of its conflict minerals report for the 2013 calendar year, CareFusion was unable to determine whether or not such minerals originate from the DRC or an adjoining country. CareFusion filed its Conflict Minerals Disclosure report on June 2, 2014. CareFusion expects to incur additional costs to comply with these disclosure requirements, including costs related to determining the sources of the specified minerals used in its products, in addition to the cost of any changes to products, processes, or sources of supply as a consequence of such verification activities, which may adversely affect the CareFusion business we acquire. In addition, the number of suppliers who provide conflict-free minerals may be limited, which may make it difficult to satisfy those customers who require that all of the components of CareFusion’s products be certified as conflict-free, which could place it at a competitive disadvantage if it is unable to do so.

CareFusion may engage in strategic transactions, including acquisitions, investments, or joint development agreements that may have an adverse effect on its business.

CareFusion may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand its product offerings and geographic presence as part of its business strategy, which could be material to its financial condition and results of operations. CareFusion may not complete transactions in a timely manner, on a cost-effective basis, or at all, and CareFusion may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with CareFusion for these strategic opportunities. CareFusion also could experience negative effects on its results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of an acquired company or business, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of its credit profile and/or ratings and result in reduced availability of credit to CareFusion or in increased borrowing costs and interest expense.

CareFusion could experience difficulties, expenditures, or other risks in integrating an acquired company, business, or technology, including, among others:

•	diversion of management resources and focus from ongoing business matters;

•	retention of key employees following an acquisition;

•	demands on its operational resources and financial and internal control systems;

•	integration of an acquired company’s corporate and administrative functions and personnel;

•	liabilities of the acquired company, including litigation or other claims; and

•	consolidation of research and development operations.

In addition, CareFusion may face additional risks related to foreign acquisitions, including risks related to cultural and language differences and particular economic, currency, political, and regulatory risks associated with specific countries. If an acquired business fails to operate as anticipated or cannot be successfully integrated with its existing business, the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition could be adversely affected.

CareFusion may engage in the divestiture of some of its non-core product lines which may have an adverse effect on its business.

CareFusion’s business strategy involves assessing its portfolio of products with a view of divesting non-core product lines that do not align with its objectives. Any divestitures prior to or following completion of the CareFusion Acquisition may result in a dilutive impact to its future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on its results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of its business and the potential loss of key employees. CareFusion may not be successful in managing these or any other significant risks that CareFusion encounter in divesting a product line which may affect the CareFusion business we acquire.

CareFusion may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation Act (“PPACA”). Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has and will continue to have, an adverse effect on CareFusion’s operating expenses and results of operations. In fiscal year 2014, CareFusion paid approximately $23 million related to the medical device tax. CareFusion currently expects the impact of the tax to be approximately $25 million in fiscal year 2015 and annually thereafter. In addition, the PPACA significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for CareFusion’s products. As additional provisions of healthcare reform are implemented, CareFusion anticipates that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with the objective of ultimately reducing healthcare costs and expanding access. CareFusion cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect federal healthcare reform or any future legislation or regulation may have on its customers’ purchasing decisions regarding its products and services. However, the implementation of new legislation and regulation may lower reimbursements for its products, reduce medical procedure volumes and adversely affect the business, possibly materially, of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion is subject to risks associated with doing business outside of the United States.

CareFusion’s operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. Sales to customers outside of the United States made up approximately 23% of its revenue in the fiscal year ended June 30, 2014, and CareFusion expects that non-United States sales will contribute to future growth as CareFusion continues to focus on expanding its operations in markets outside the United States. The risks associated with CareFusion’s operations outside the United States include:

•	healthcare reform legislation;

•	changes in medical reimbursement policies and programs;

•	changes in non-United States government programs;

•	multiple non-United States regulatory requirements that are subject to change and that could restrict its ability to manufacture and sell its products;

•	possible failure to comply with anti-bribery laws such as the FCPA and similar anti-bribery laws in other jurisdictions;

•	different local medical practices, product preferences and product requirements;

•	possible failure to comply with trade protection and restriction measures and import or export licensing requirements;

•	difficulty in establishing, staffing and managing non-United States operations;

•	different labor regulations or work stoppages or strikes;

•	changes in environmental, health and safety laws;

•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States;

•	political instability and actual or anticipated military or political conflicts;

•	economic instability, including the European financial crisis or other economic instability in other parts of the world and the impact on interest rates, inflation and the credit worthiness of its customers;

•	uncertainties regarding judicial systems and procedures;

•	minimal or diminished protection of intellectual property in some countries; and

•	regulatory changes that may place its products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition. For example, CareFusion is subject to compliance with the FCPA and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While its employees and agents are required to comply with these laws, CareFusion cannot be sure that its internal policies and procedures will always protect CareFusion from violations of these laws, despite its commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect the business, performance, prospects, value, financial condition, and results of operations of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion is also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries such as the Euro, where CareFusion sells its products, its United States dollar reported revenue and income will decrease. Additionally, CareFusion incurs significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion is subject to healthcare fraud and abuse regulations that could result in significant liability, require CareFusion to change its business practices and restrict its operations in the future.

CareFusion is subject to various United States federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict CareFusion’s sales or marketing practices. Furthermore, since many of CareFusion’s customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, its exclusion from such programs as a result of a violation of these laws could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Tax legislation initiatives or challenges to CareFusion’s tax positions could adversely affect its results of operations and financial condition.

CareFusion is a large multinational corporation with operations in the United States and international jurisdictions. As such, CareFusion is subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect its tax positions. CareFusion cannot be sure that its effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that CareFusion’s tax positions will not be challenged by relevant tax authorities or that CareFusion would be successful in any such challenge.

CareFusion’s reserves against disputed tax obligations may ultimately prove to be insufficient.

CareFusion and Cardinal Health are currently before the Internal Revenue Service (“IRS”) Appeals office for fiscal years 2006 and 2007, CareFusion intends to appeal various Notices of Proposed Adjustment for fiscal years 2008 through 2010, and CareFusion is currently subject to IRS audits for fiscal years 2011 through 2013. The IRS audits for periods prior to CareFusion’s spinoff from Cardinal Health on August 31, 2009, are part of Cardinal Health’s tax audit of its federal consolidated returns. The IRS audits for the short period from September 1, 2009 through June 30, 2010, and fiscal years 2011 through 2013, relate to federal consolidated returns filed by CareFusion following the spinoff. The tax matters agreement that CareFusion entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to its business is its responsibility.

During the quarter ended December 31, 2010, CareFusion received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries. Also, during the quarter ended March 31, 2014, CareFusion received Notices of Proposed Adjustment for fiscal years 2008 and 2009 for additional taxes related to certain foreign earnings. In addition, subsequent to the quarter ended September 30, 2014, CareFusion received an IRS Revenue Agent’s Report for fiscal year 2010 that included a Notice of Proposed Adjustment for additional taxes related to certain foreign earnings. CareFusion and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them.

CareFusion has regularly reviewed its tax reserves and made adjustments to its reserves when appropriate. Accounting for tax reserves involves complex and subjective estimates by management, which can change over time based on new information or changing events or circumstances, including events or circumstances outside of its control. Although CareFusion believes that it has provided appropriate tax reserves for any potential tax exposures, CareFusion may not be fully reserved and it is possible that CareFusion may be obligated to pay amounts in excess of its reserves. Any future change in estimate or obligation could adversely affect the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

If there is a determination that the separation of CareFusion from Cardinal Health is taxable for United States federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then CareFusion could incur significant liabilities.

In connection with CareFusion’s separation from Cardinal Health, Cardinal Health received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution and the distribution qualified as a transaction that is tax-free for United States federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, (the “Code”). In addition, Cardinal Health received opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and the distribution qualified as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from Cardinal Health and CareFusion regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct, have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cardinal Health or CareFusion after the separation. If the separation is determined to be taxable for United States federal income tax purposes, CareFusion could incur significant liabilities which could reduce the benefits we expect to achieve as a result of the CareFusion Acquisition.

CareFusion’s success depends on its ability to recruit and retain key personnel.

The success of CareFusion and/or the combined company will depend on the continued contributions of key research and development, sales, marketing and operations personnel. Experienced personnel in CareFusion’s industry are in high demand and competition for their talents is intense. If CareFusion is unable to recruit and retain key personnel, the business of CareFusion and/or the combined company may be harmed. Achieving this objective may be difficult due to many factors, including the intense competition for such highly skilled personnel, fluctuations in global economic and industry conditions, competitors’ hiring practices, and the effectiveness of compensation programs. If CareFusion is unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, it may experience difficulty in implementing its business strategy, which could have an adverse effect on the results of operations and financial condition of CareFusion and/or the combined company and the benefits we expect to achieve as a result of the CareFusion Acquisition.

Risks Related to the Notes

The notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including CareFusion, and to the existing and future obligations of our subsidiaries, including CareFusion.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of September 30, 2014, after giving pro forma effect to the Transactions, the consolidated company would have had outstanding, on a consolidated basis, $13,777 million of total debt, $2,106 million of which would constitute debt of the subsidiaries of the consolidated company.

The notes are obligations of Becton, Dickinson only and our operations are conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries.

The notes are obligations of Becton, Dickinson and Company. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes offered hereby and the Term Loan Facility, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite the expected consolidated debt levels of the consolidated company after giving effect to the Transactions, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the notes when due.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

You may not be able to sell your notes if active trading markets for the notes do not develop.

Each series of notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes of any series will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes of any or all series may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply of, and demand for, the notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

•	United States Interest Rates. We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.

•	Our Credit Rating, Financial Condition and Results of Operations. We expect that each series of notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

Furthermore, the credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of Debt Securities—Covenants—Restrictions on Secured Debt” in the accompany prospectus, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

If we do not consummate the CareFusion Acquisition on or before October 5, 2015, or, if prior to such date, the Merger Agreement is terminated, the notes will be redeemed and, as a result, you may not obtain your expected return on the notes.

Our ability to consummate the CareFusion Acquisition is subject to various conditions, certain of which are beyond our control. See “—Risks Related to the CareFusion Acquisition—Completion of the CareFusion Acquisition is subject to conditions and if these conditions are not satisfied or waived, the CareFusion Acquisition will not be completed.” We are required to redeem all of the notes in the event that we do not consummate the CareFusion Acquisition on or prior to October 5, 2015, or, if prior to such date, the Merger Agreement is terminated, at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.” If the notes are redeemed pursuant to the special mandatory redemption, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return.

Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision as long as the CareFusion Acquisition is consummated on or prior to October 5, 2015. Nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the CareFusion Acquisition, we or CareFusion experience any changes in our or their business or financial condition or if the terms of the CareFusion Acquisition change.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

As described under “Description of Notes—Offer to Redeem Upon Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated, together with a pro forma ratio of earnings to fixed charges for the fiscal year ended September 30, 2014, giving effect to the Transactions, including issuance of the notes offered hereby, as if they had occurred on October 1, 2013. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement and the unaudited pro forma condensed combined financial information included in this prospectus supplement.

	Pro Forma Year Ended September 30,	Year Ended September 30,
	2014	2014	2013	2012	2011	2010
	(dollars in millions)
Earnings:
Income from Continuing
Operations Before Income Taxes	$1,431	$1,522	$1,165	$1,472	$1,618	$1,567
Interest Capitalized, Net(1)	(11)	(10)	(11)	(17)	(19)	(17)
Fixed Charges	524	191	194	191	145	109

Earnings as Adjusted	$1,944	$1,703	$1,348	$1,646	$1,744	$1,659

Fixed Charges:
Interest Cost	$467	$167	$171	$169	$122	$88
Interest Allocable to Rental Expenses(2)	40	24	23	22	23	21
Amortization of Debt Expense	17	—	—	—	—	—

Fixed Charges	$524	$191	$194	$191	$145	$109

Ratio of Earnings to Fixed Charges	3.7	8.9	6.9	8.6	12.0	15.2

(1)	Includes amortization of capitalized interest less interest capitalized for the period.
(2)	Portion of rent expense representing interest.

CAPITALIZATION

The following table sets forth our cash, short-term debt and capitalization as of September 30, 2014 on:

•	an actual basis;

•	an as adjusted basis giving effect to this offering (but not the application of the proceeds therefrom); and

•	a pro forma as adjusted basis giving effect to the Transactions as if they had occurred on October 1, 2013.

You should read this table in conjunction with our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus and the unaudited pro forma condensed combined financial information included in this prospectus supplement.

	As of September 30, 2014
	Actual	As Adjusted		Pro Forma As Adjusted
	(In millions, except par value)
Cash and cash equivalents	$2,745	$		$

Short-term debt	$203		$203		$(1)

Long-term debt:
1.75% Notes due 2016	$499		$499		$499
4.90% Notes due 2018	202		202		202
5.00% Notes due 2019	497		497		497
3.25% Notes due 2020	697		697		697
3.125% Notes due 2021	997		997		997
7.00% Debentures due 2027	168		168		168
6.70% Debentures due 2028	167		167		167
6.00% Notes due 2039	246		246		246
5.00% Notes due 2040	296		296		296
Floating Rate Notes due 2016 offered hereby	—
% Notes due 2017 offered hereby	—
% Notes due 2019 offered hereby	—
% Notes due 2024 offered hereby	—
% Notes due 2044 offered hereby	—
Other long-term debt	—		—		2,103 (2)

Total long-term debt	$3,768	$		$

Shareholders’ equity:
Common stock, $1 par value; 640,000,000 authorized shares; 191,892,002 shares issued and outstanding, actual and as adjusted; 207,923,178 shares issued and outstanding, pro forma as adjusted	$333		$333		$349
Common stock in treasury, at cost (140,770,158)	(8,601)		(8,601)		(8,601)
Capital in excess of par value	2,198		2,198		4,266
Retained earnings	12,105		12,105		11,816
Deferred compensation	19		19		19
Accumulated other comprehensive loss	(1,001)		(1,001)		(1,001)

Total shareholders’ equity	5,053		5,053		6,848

Total capitalization	$9,024	$		$

(1)	Pro forma as adjusted represents $203 million of BD debt and $3.0 million of CareFusion debt as of September 30, 2014 as well as anticipated borrowings under our Term Loan Facility and commercial paper program to finance, together with net proceeds of this offering and cash on hand, the CareFusion Acquisition.
(2)	Pro forma as adjusted represents $1,988 million of long-term indebtedness of CareFusion as of September 30, 2014, plus the fair value step-up of $115 million using the acquisition method of accounting in accordance with FASB ASC Topic 805. This indebtedness will remain outstanding following the consummation of the CareFusion Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and notes thereto set forth below give effect to the Transactions as if they had occurred as of September 30, 2014, with respect to the balance sheet, and October 1, 2013, with respect to the statement of income. Certain financial information of CareFusion as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of BD’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined balance sheet and the combined income statement under the acquisition method of accounting with BD treated as the acquirer. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by BD at their estimated fair values as of the date the CareFusion Acquisition is completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. As of the date of this prospectus supplement, the purchase price allocation adjustments are estimates and may be further refined as additional information becomes available following completion of the CareFusion Acquisition.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the CareFusion Acquisition occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined company will experience after the CareFusion Acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the CareFusion Acquisition and are factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the completion date of the CareFusion Acquisition are not included. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or restructuring actions which may be achievable subsequent to the CareFusion Acquisition or the impact of any non-recurring activity and one-time transaction related costs.

The date of the Merger Agreement is October 5, 2014. For pro forma purposes only, the valuation of consideration transferred is based on, among other things, BD’s closing share price as of October 3, 2014 of $115.84 per share. The value of the consideration transferred for accounting purposes will ultimately be based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction, and could materially change. For pro forma purposes only, the fair value of CareFusion’s stock options to be converted is estimated based on BD’s closing share price as of October 3, 2014 of $115.84 per share. An increase of 25 percent in BD’s share price would increase the total consideration by approximately $587 million and a decrease of 25 percent in BD’s share price would decrease the total consideration by approximately $585 million. The total actual consideration will fluctuate until the closing of the CareFusion Acquisition.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the audited consolidated financial statements of BD (which are contained in BD’s annual report on Form 10-K for the fiscal year ended September 30, 2014 and incorporated by reference herein) and the audited consolidated financial statements (and notes thereto) of CareFusion for the years ended June 30, 2014, 2013 and 2012 and the unaudited consolidated condensed financial statements (and notes thereto) of CareFusion for the three-month period ended September 30, 2014 (which are contained in BD’s current report on Form 8-K filed on December 4, 2014 and incorporated by reference herein).

BECTON, DICKINSON AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(In millions)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments(3)	Financing Adjustments(3)	Note References	Pro Forma Combined
Assets:
Cash and cash equivalents	$1,861	$1,736	$—	$(10,358)	$7,613	5a, 5b	$852
Short-term investments	884	—	—	—	—		884
Trade receivables, net	1,187	459	—	—	—		1,646
Current portion of net investment in sales-type leases	—	272	—	—	—		272
Inventories:
Materials	248	147	—	51	—	5g	446
Work in process	260	30	—	11	—	5g	301
Finished products	987	318	—	111	—	5g	1,416
Prepaid expenses, deferred taxes and other	704	144	—	—	—		848

Total current assets	6,131	3,106	—	(10,185)	7,613		6,665

Property, plant and equipment	3,605	437	(57)	95	—	4, 5g	4,080
Goodwill	1,090	3,315	—	3,290	—	5e, 5k	7,695
Core and developed technology, net	513	—	193	2,047	—	4, 5e, 5f	2,753
Other intangibles, net	247	997	(193)	3,241	—	4, 5e, 5f	4,292
Capitalized software, net	365	—	—	—	—		365
Investments in unconsolidated entities	—	102	(102)	—	—	4	—
Net investment in sales-type leases	—	961	—	—	—		961
Other	497	89	159	39	46	4, 5a, 5i, 5j	830

Total assets	$12,447	$9,007	$—	$(1,473)	$7,659		$27,640

Liabilities:
Short-term liabilities	$203	$3	$—	$—	$1,500	5a	$1,706
Accounts payable	401	178	—	—	—		579
Accrued expenses	1,053	319	—	(43)	—	5i	1,329
Salaries, wages, and related items	551	126	—	—	—		677
Income taxes	26	—	—	—	—		26

Total current liabilities	2,235	626	—	(43)	1,500		4,317

Long-term debt	3,768	1,988	—	115	6,200	5a, 5h	12,071
Long-term employee benefit obligations	1,009	—	—	—	—		1,009
Deferred income taxes and other	383	1,062	—	1,950	—	5j	3,395

Total liabilities	7,395	3,676	—	2,022	7,700		20,792

Shareholders’ equity:
Common stock	333	2	—	14	—	5b, 5c, 5d	349
Capital in excess of par value	2,198	5,070	—	(3,002)	—	5b, 5c, 5d	4,266
Retained earnings	12,105	1,541	—	(1,789)	(41)	5a, 5d	11,816
Deferred compensation	19	—	—	—	—		19
Common shares in treasury—at cost	(8,601)	(1,185)	—	1,185	—	5d	(8,601)
Accumulated other comprehensive loss	(1,001)	(97)		97	—	5d	(1,001)

Total shareholders’ equity	5,053	5,331	—	(3,495)	(41)		6,848

Total liabilities and shareholders’ equity	$12,447	$9,007	$—	$(1,473)	$7,659		$27,640

Amounts may not add due to rounding.

(1)	CareFusion’s balance sheet as of September 30, 2014.
(2)	See Notes 2, 3, and 4 to the Unaudited Pro Forma Condensed Combined Financial Information for a description of the presentation reclassifications included in this column.
(3)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Information.

BECTON, DICKINSON AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2014

(In millions, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments(3)	Financing Adjustments(3)	Note References	Pro Forma Combined
Revenues	$8,446	$3,842	$—	$—	$—		$12,288

Cost of products sold	4,145	1,934	14	372	—	4, 6a	6,465
Selling and administrative expense	2,145	1,061	29	28	—	4, 6a	3,263
Research and development expense	550	190	—	—	—		740

Restructuring and acquisition integration charges	—	43	(43)	—	—	4	—
Gain on sale of assets	—	(4)	4	—	—	4	—

Share of net (earnings) loss of equity method investee	—	(3)	3	—	—	4	—

Total operating costs and expenses	6,840	3,221	7	400	—		10,468

Operating income	1,606	621	(7)	(400)	—		1,819
Interest expense	(135)	—	(89)	(14)	(208)	4, 6b	(446)
Interest income	46	—	3	—	—	4	49
Other (expense) income, net	5	(89)	93	—	—	4	9

Income from continuing operations before income taxes	1,522	532	—	(414)	(208)		1,431
Income tax provision	337	115	—	(145)	(73)	6c	234

Income from continuing operations	$1,185	$417	$—	$(269)	$(135)		$1,197

Income from continuing operations per common share:
Basic	$6.13	$1.99					$5.72
Diluted	$5.99	$1.96					$5.60
Weighted average number of shares outstanding:
Basic	193.3			15.8			209.1
Diluted	197.7			16.0			213.7

Amounts may not add due to rounding.

(1)	CareFusion’s statement of income for the fiscal year ended June 30, 2014.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Information.
(3)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Information.

Note 1—Description of CareFusion Acquisition

On October 5, 2014, BD announced a definitive agreement under which BD will acquire CareFusion for $58 per share in cash and stock, or a total of approximately $12.2 billion, to create a global leader in medication management and patient safety solutions.

Pursuant to the agreement, BD will acquire 100 percent of CareFusion in exchange for the following considerations:

•	$10.1 billion in cash consideration; although BD has secured access to $9.1 billion of fully committed bridge financing, it intends to pay this consideration with available cash on hand and permanent financing of approximately $7.7 billion, consisting of a combination of commercial paper, term loan financing and senior unsecured notes; and

•	$2.1 billion of BD common stock to be issued to CareFusion stockholders and share award holders and BD stock options to be issued to holders of CareFusion options, based on BD’s closing price as of October 3, 2014.

The transaction is expected to close in the first half of calendar year 2015.

Under the terms of the transaction, CareFusion shareholders will receive $49.00 in cash and 0.0777 of a share of BD for each share of CareFusion. Using BD’s closing price as of October 3, 2014 of $115.84 would result in a total of $58.00 per CareFusion share. This is used for pro forma purposes only. The value of the consideration transferred for accounting purposes will ultimately be based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction, and could materially change. For pro forma purposes, the fair value of CareFusion’s stock options to be converted is estimated based on BD’s closing share price as of October 3, 2014 of $115.84 per share. This is used for pro forma purposes only.

Note 2—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined balance sheet and the combined statements of income under the acquisition method of accounting with BD treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of CareFusion are recorded by BD at estimated fair values on the date of the CareFusion Acquisition, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair values of CareFusion’s identifiable tangible and intangible assets acquired and liabilities assumed are based on fair value estimates as if the businesses had actually been combined as of September 30, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Since the CareFusion Acquisition has not been consummated, our access to information to make such estimates is limited. As such, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the CareFusion Acquisition completion date, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts and other items of CareFusion as compared to the information presented in this prospectus supplement may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3—Conforming Accounting Policies

Following the CareFusion Acquisition, BD will conduct a review of CareFusion’s accounting policies in an effort to determine if differences in accounting policies require reclassification of CareFusion’s results of operations or reclassification of assets or liabilities to conform to BD’s accounting policies and classifications. As a result of that review, BD may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on this pro forma condensed combined financial information. During the preparation of this unaudited pro forma condensed combined financial information, BD was not aware of any material differences between the accounting policies of the two companies and accordingly, this unaudited pro forma condensed combined financial information do not assume any material differences in accounting policies between the two companies.

Note 4—Reclassifications

Certain balances from the consolidated financial statements of CareFusion were reclassified to conform their presentation to that of BD:

The following reclassifications were made to the unaudited pro forma condensed combined balance sheet as of September 30, 2014 (in millions):

Account Description	Increase / (Decrease)
Property, plant, and equipment	(57)
Core and developed technology	$193
Other intangibles, net	(193)
Investments in unconsolidated entities	(102)
Other	159

The following reclassifications were made to the unaudited pro forma condensed combined income statement for the twelve months ended September 30, 2014 (in millions):

Account Description	Increase / (Decrease)
Cost of products sold	14
Selling and administrative expense	29
Restructuring and acquisition integration charges	(43)
Gain on sale of assets	4
Share of net (earnings) loss of equity method investee	3
Interest expense	(89)
Interest income	3
Other (expense) income, net	93

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This note should be read in conjunction with “Note 1—Description of CareFusion Acquisition,” “Note 2—Basis of Pro Forma Presentation,” “Note 3—Conforming Accounting Policies,” and “Note 4—Reclassifications.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” in the accompanying unaudited pro forma condensed combined balance sheet as at September 30, 2014 are represented, in part, by the following considerations arising out of the allocation of the purchase price to CareFusion’s assets and liabilities (in millions):

Description	Note	Amount
Calculation of consideration estimated to be transferred
Cash consideration to be paid to CareFusion Stockholders	(5a)	$9,972
Cash consideration to be paid to vested CareFusion share award holders	(5b)	138

Total Cash Consideration		10,110
Fair value of common stock to be issued to CareFusion stockholders and share award holders	(5c)	1,857
Fair value of stock options to be issued to CareFusion stock option holders	(5b)	227

Total Consideration Transferred		$12,194
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	(5d)	$5,331
Less write-off of pre-existing CareFusion goodwill and intangible assets	(5e)	(4,312)

Adjusted net book value of assets acquired		1,019
Identifiable intangible assets at fair value	(5f)	6,285
Increase property, plant, and equipment to fair value	(5g)	95
Increase inventory to fair value	(5g)	173
Increase debt assumed to fair value	(5h)	(115)
Other fair value adjustments, net	(5i)	57
Deferred tax impact of fair value adjustments	(5j)	(1,925)

Total Goodwill	(5k)	$6,605

a.	Cash outflows for acquisition adjustments represent anticipated cash consideration to be transferred of $49.00 per outstanding CareFusion share based on 203.5 million shares outstanding (net of treasury shares) as of September 30, 2014. Additional cash adjustments in the unaudited pro forma condensed combined balance sheet includes $248 million in acquisition-related transaction costs as a reduction of cash with a corresponding decrease in retained earnings.

The payment of this balance is expected to be partially funded by $500 million of commercial paper, $1 billion under the Term Loan Facility, and $6.2 billion in the form of unsecured notes offered hereby. In connection with obtaining the debt financing, $46 million of deferred financing costs are expected to be capitalized and amortized over the life of the underlying debt. In addition, $41 million of costs related to BD’s bridge financing are reflected as a reduction of cash with a corresponding decrease in retained earnings.

b.	As of September 30, 2014, there were 2.8 million CareFusion share awards, consisting of restricted stock units and performance stock units outstanding. BD will pay the holders of the share awards $138 million, or $49.00 per share, and issue stock options referencing BD’s shares with a fair value of approximately $227 million as of September 30, 2014.

c.	The acquisition date fair value of BD’s ordinary shares to be issued to CareFusion shareholders was estimated based on 206.3 million of CareFusion’s shares outstanding, on an as converted basis, as of September 30, 2014, multiplied by the exchange ratio of 0.0777, and BD’s closing share price as of October 3, 2014 of $115.84 per share. Refer to the calculation below:

(in millions, except per share data)
Total CareFusion shares outstanding	206.3
Conversion factor	0.0777

Shares of BD to be issued (par value $1.00)	16.0
Value per share of BD common stock as of October 3, 2014	$115.84

Fair value of BD stock to be issued in respect of outstanding CareFusion shares	$1,857

d.	Reflects the historical book value of the net assets acquired from CareFusion as of September 30, 2014. The unaudited pro forma condensed combined balance sheet reflects the elimination of CareFusion’s historical common stock, capital in excess of par value, retained earnings, common shares in treasury—at cost, and accumulated other comprehensive loss as part of purchase accounting.
e.	Reflects the reversal of previously recorded goodwill and intangible assets recorded in the historical book value of net assets acquired of CareFusion as of September 30, 2014.
f.	Intangible assets

Identifiable intangible assets expected to be acquired consist of the following (in millions):

Description	Estimated Value
Trademarks / trade Names	$445
Developed products	2,240
Customer relationships	3,150
Backlog	305
In process research and development	135
Other	10

Total identifiable intangible assets	$6,285

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

g.	Asset fair value step-up

This adjustment represents an increase in book value for CareFusion’s inventory and property, plant, and equipment balances of $173 million, and $95 million, respectively, to reflect fair value.

The fair value estimate for inventory and property, plant, and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for inventories and property, plant, and equipment may differ from this preliminary determination.

h.	Fair value step-up on CareFusion’s existing debt

To record the fair value step-up of $115 million on CareFusion’s existing debt, which will remain outstanding after the acquisition at fair value.

i.	Other fair value adjustments, net

To record the fair value step-up of $14 million on CareFusion’s dispensing equipment, which is presented in the “Other” asset line item on the accompanying unaudited pro forma condensed combined balance sheet, and a write down of CareFusion’s deferred revenue of $43 million, which is presented in the “Payables and accrued expenses” line item on the unaudited pro forma condensed combined balance sheet. Deferred revenue was reduced to reflect the assumed performance obligation at fair value.

j.	Deferred tax impact of fair value adjustments

Reflects the adjustment to deferred income tax assets of $25 million and liabilities of $1,950 million resulting from pro forma fair value adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. The U.S. statutory tax rate was applied to each adjustment as the majority of fair value adjustments relate to entities domiciled in the United States. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

k.	Goodwill

Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as a result of the acquisition of $6.6 billion as of September 30, 2014. This amount, reduced by CareFusion’s existing goodwill at September 30, 2014 of $3.3 billion resulted in an acquisition accounting adjustment in the unaudited pro forma condensed combined balance sheet as of September 30, 2014 of $3.3 billion.

Note 6—Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This note should be read in conjunction with “Note 1—Description of CareFusion Acquisition,” “Note 2—Basis of Pro Forma Presentation,” “Note 3—Conforming Accounting Policies,” “Note 4—Reclassifications,” and “Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” in the accompanying unaudited pro forma condensed combined income statement for the twelve months ended September 30, 2014 are represented by the following:

a.	Amortization and depreciation

This adjustment represents the increased amortization for the fair value of identified intangible assets with definite lives for the twelve months ended September 30, 2014. The following table shows the pre-tax impact on amortization expense (amounts in millions):

Description	Weighted Average Useful life	Fair value	September 30, 2014
Core and Developed Technology	13.5	$2,240	$166
Other Intangibles	13.8	3,600	293

Less: Historical amortization			(87)

Additional amortization			$372

The adjustment to selling and administrative expense of $28 million for the twelve months ended September 30, 2014 is related to fair value step up and corresponding increased depreciation of property, plant, and equipment. The income statement effect of the fair value step-up to increase the book value of CareFusion’s inventory is not reflected as such adjustment is not recurring in nature.

b.	Interest expense

This adjustment represents the additional interest expense for the twelve months ended September 30, 2014 taking into consideration the additional borrowings incurred by BD for financing the CareFusion Acquisition as well as the accretion on the fair value step-up on CareFusion’s existing debt. Refer to the table below for the breakdown of this amount (in millions):

Description	September 30, 2014(i)
Interest on additional borrowings	$208
Accretion on fair value step-up	14

(i)	Reflects the interest on debt as currently anticipated. The actual allocation of the type and amount and the terms of the financing may differ from those contemplated herein. Interest includes the amortization of the related debt issuance costs.

c.	Provision for income taxes

This adjustment represents the tax effects of all the adjustments described in Notes 6a and 6b above using BD’s statutory rate.

Note 7—Unadjusted Pro Forma Balances

Trade receivables and sales-type leases

At this time, BD does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of CareFusion’s trade receivables and sales-type leases. Therefore, no adjustment has been recorded to modify the current book values.

Deferred tax liabilities

CareFusion does not record deferred taxes on the unremitted earnings of subsidiaries outside of the United States, when it is expected that these earnings will be indefinitely reinvested. At this time, BD does not have sufficient information necessary to make any changes to this assertion. Therefore, there have been no adjustments reflected in the book value of deferred tax liabilities related to this assertion in the accompanying unaudited pro forma condensed combined financial information. The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus. In this section entitled “Description of Notes,” references to “Becton, Dickinson,” “BD,” “we,” “us” and “our” refer to Becton, Dickinson and Company, as issuer of the notes and not to any of the subsidiaries of Becton, Dickinson and Company.

The notes will be issued by Becton, Dickinson under the indenture, dated as of March 1, 1997, between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (the “Trustee”). The notes are unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness.

Terms of the Notes

2016 Floating Rate Notes

The specific terms of the 2016 floating rate notes will be as follows:

•	Title of the notes: Floating Rate Notes due June , 2016

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: $

•	Maturity date: June , 2016

•	Interest rate:

The interest rate for the first Interest Period will be the Three Month LIBOR, as determined on                     , 2014, plus     %. The interest rate for each Interest Period after the first Interest Period will be the Three Month LIBOR, as determined on the applicable Interest Determination Date, plus     %. The interest rate for the floating rate notes will be reset quarterly on each Interest Reset Date. The calculation agent will determine the Three Month LIBOR in accordance with the following provisions: with respect to any Interest Determination Date, the “Three Month LIBOR” will be the rate fixed in the London interbank market for three-month U.S. dollar deposits by ICE Benchmark Administration Limited (“ICE”) (or such other entity assuming the responsibility of ICE in calculating the London Inter-Bank Offered Rate in the event that ICE no longer does so), as such rate appears: (i) on the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such Interest Determination Date. If the Three Month LIBOR does not appear on such information systems, the Three Month LIBOR, in respect of such Interest Determination Date, will be determined as follows: we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the Three Month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the Three Month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major reference banks in New York City selected by us for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if we request quotations from banks that are not providing quotations in the manner described by this sentence, the Three Month LIBOR determined as of such Interest Determination Date will be the Three Month LIBOR in effect prior to such Interest Determination Date.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the floating rate notes and us.

“Interest Determination Date” means, for each Interest Reset Date, the second Business Day preceding such Interest Reset Date.

“Interest Period” means for the floating rate notes the period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date; provided that the first Interest Period will begin on December     , 2014, and will end on, but not include, the first interest payment date.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“Business Day” means any day other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close.

The Bank of New York Mellon Trust Company, N.A. will act as calculation agent for the floating rate notes.

•	Denomination: $2,000 and integral multiples of $1,000 in excess thereof

•	Date interest starts accruing: December , 2014

•	Interest payment dates: , , and

•	First interest payment date: , 2015

•	Regular record dates for interest: , , and

•	Redemption: See “—Special Mandatory Redemption”

•	Listing: The 2016 floating rate notes will not be listed on any securities exchange or included in any automated quotation system.

2017 Notes

The specific terms of the 2017 notes will be as follows:

•	Title of the notes: % Notes due December , 2017

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: $

•	Maturity date: December , 2017

•	Interest rate: %

•	Denomination: $2,000 and integral multiples of $1,000 in excess thereof

•	Date interest starts accruing: December , 2014

•	Interest payment dates: and

•	First interest payment date: , 2015

•	Regular record dates for interest: and

•	Redemption: See “—Optional Redemption” and “—Special Mandatory Redemption”

•	Listing: The 2017 notes will not be listed on any securities exchange or included in any automated quotation system.

2019 Notes

The specific terms of the 2019 notes will be as follows:

•	Title of the notes: % Notes due December , 2019

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: $

•	Maturity date: December , 2019

•	Interest rate: %

•	Denomination: $2,000 and integral multiples of $1,000 in excess thereof

•	Date interest starts accruing: December , 2014

•	Interest payment dates: and

•	First interest payment date: , 2015

•	Regular record dates for interest: and

•	Redemption: See “—Optional Redemption” and “—Special Mandatory Redemption”

•	Listing: The 2019 notes will not be listed on any securities exchange or included in any automated quotation system.

2024 Notes

The specific terms of the 2024 notes will be as follows:

•	Title of the notes: % Notes due December , 2024

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: $

•	Maturity date: December , 2024

•	Interest rate: %

•	Denomination: $2,000 and integral multiples of $1,000 in excess thereof

•	Date interest starts accruing: December , 2014

•	Interest payment dates: and

•	First interest payment date: , 2015

•	Regular record dates for interest: and

•	Redemption: See “—Optional Redemption” and “—Special Mandatory Redemption”

•	Listing: The 2024 notes will not be listed on any securities exchange or included in any automated quotation system.

2044 Notes

The specific terms of the 2044 notes will be as follows:

•	Title of the notes: % Notes due December , 2044

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: $

•	Maturity date: December , 2044

•	Interest rate: %

•	Denomination: $2,000 and integral multiples of $1,000 in excess thereof

•	Date interest starts accruing: December , 2014

•	Interest payment dates: and

•	First interest payment date: , 2015

•	Regular record dates for interest: and

•	Redemption: See “—Optional Redemption” and “—Special Mandatory Redemption”

•	Listing: The 2044 notes will not be listed on any securities exchange or included in any automated quotation system.

We may, without notice to or consent of the holders or beneficial owners of the notes of any series, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes of any other series. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes of any series offered hereby.

An event of default for a particular series of notes under the indenture will not necessarily constitute an event of default for other series of notes or for any other series of debt securities under the indenture.

Special Mandatory Redemption

We intend to use the net proceeds of this offering, together with borrowings under our commercial paper program, borrowings under our Term Loan Facility, and cash on hand, to finance the CareFusion Acquisition and to pay related fees and expenses. See “Use of Proceeds.” If the CareFusion Acquisition is not consummated on or prior to October 5, 2015, or, if prior to such date, the Merger Agreement is terminated (each, a “Special Mandatory Redemption Event”), then the provisions set forth below will be applicable.

Upon the occurrence of a Special Mandatory Redemption Event, each series of the notes will be redeemed in whole at a special mandatory redemption price as determined by us (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the applicable series of notes, plus accrued and unpaid interest on the principal amount of such series of the notes to, but not including, the Special Mandatory Redemption Date (as defined below).

Upon the occurrence of a Special Mandatory Redemption Event, we shall promptly (but in no event later than five business days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event, and the Trustee shall, no later than five business days following receipt of such notice from us, notify the holders of the notes (such date of notification to the holders of the notes, the “Redemption Notice Date”), that the notes will be redeemed on the 30th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case, in accordance with the applicable provisions of the indenture. The Trustee, upon receipt of the notice specified above, on the Redemption Notice Date shall notify each holder of the notes in accordance with the applicable provisions of the indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of any series of the notes. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, we shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for each series of notes. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Optional Redemption

The floating rate notes will not be redeemable at our option prior to maturity.

We may, at our option, redeem each series of fixed rate notes, in whole or in part, at any time prior to the maturity date with respect to the 2017 notes and 2019 notes, prior to                     , 20     (     months prior to the maturity date) with respect to the 2024 notes, and, prior to                     , 20     (     months prior to the maturity date) with respect to the 2044 notes. If we choose to do so, we will mail a notice of redemption to you not less than 30 days and not more than 60 days before this redemption occurs. The redemption price, as determined by us, will be equal to the greater of:

•	100% of the principal amount of the fixed rate notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments on such fixed rate notes being redeemed, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus basis points in the case of the 2016 notes, basis points in the case of the 2017 notes, basis points in the case of the 2019 notes, basis points in the case of the 2024 notes, and basis points in the case of the 2044 notes.

The redemption price will also include interest accrued and unpaid to the date of redemption on the principal balance of the fixed rate notes being redeemed. The trustee shall have no responsibility for calculating the redemption price.

At any time on or after                     , 20     (         months prior to the maturity date) with respect to the 2024 notes, and,                     ,                     , 20     (         months prior to the maturity date) with respect to the 2044 notes, we may redeem such series of fixed rate notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the fixed rate notes of such series, plus accrued and unpaid interest to the date of redemption on the principal balance of the fixed rate notes being redeemed.

“Treasury Rate” means, for any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price, expressed as a percentage of its principal amount, for that redemption date. The yield of the Comparable Treasury Issue will be computed as of the second business day immediately preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by one of the investment banking firms named below that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the applicable remaining term of the fixed rate notes being redeemed.

The investment banks we may use to select a Comparable Treasury Issue for this purpose are Goldman, Sachs & Co., J.P. Morgan Securities LLC, their successors and any two other nationally recognized investment banking firms that we will appoint from time to time that are primary dealers of U.S. government securities in New York City, each of whom we call a “Reference Treasury Dealer.” If any of the firms named in the preceding sentence ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm as a substitute.

“Comparable Treasury Price” means, for any redemption date:

•	the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all those quotations.

“Reference Treasury Dealer Quotation” means, with respect to any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by a Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding that redemption date. The Company shall seek Reference Treasury Dealer Quotations in respect of any redemption date from each of the then-existing Reference Treasury Dealers.

“Remaining Scheduled Payments” means, with respect to each fixed rate note being redeemed, the remaining scheduled payments of principal and interest on that fixed rate note that would be due after the related redemption date but for the redemption. If, however, the redemption date is not an interest payment date with respect to that fixed rate note, the amount of the next succeeding scheduled interest payment on that fixed rate note that would have been due will be deemed reduced by the amount of interest accrued on the fixed rate note to the redemption date.

On and after the redemption date, the fixed rate notes or any portion of the fixed rate notes called for redemption will stop accruing interest. On or before any redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the accrued interest on the fixed rate notes to be redeemed and their redemption price. If less than all of the fixed rate notes are redeemed, such notes shall be redeemed in accordance with Depository Trust Company Procedures.

Offer to Redeem Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption” or have redeemed the notes as described under “—Special Mandatory Redemption,” each holder of outstanding notes will have the right to require us to purchase all or a portion of that holder’s notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the

“Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the trustee at the address specified in the notice, or transfer their notes to the trustee by book-entry transfer pursuant to the applicable procedures of the trustee, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and that third party purchases all notes properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, BD will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of BD and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to BD or one of its subsidiaries;

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BD, measured by voting power rather than number of shares;

•	BD consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BD, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of BD or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of BD outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or

•	the adoption of a plan relating to the liquidation or dissolution of BD.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) BD becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of BD’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the two Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by BD of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless the two

Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by the two Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by BD in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the notes publicly available for reasons outside of BD’s control, BD may appoint a replacement for that Rating Agency.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Clearance Systems

The notes have been accepted for clearance through The Depository Trust Company, Euroclear Bank SA/NV and Clearstream Banking, societe anonyme, Luxembourg systems. The notes have the following codes:

•	2016 floating rate notes: CUSIP and ISIN

•	2017 notes: CUSIP and ISIN

•	2019 notes: CUSIP and ISIN

•	2024 notes: CUSIP and ISIN

•	2044 notes: CUSIP and ISIN

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of the notes by an initial holder of the notes that is a non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Code, the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as brokers, banks, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, partnerships or other entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, certain U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax) or any state, local or foreign tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the purchase, ownership and disposition of the notes. Holders are urged to consult their tax advisers regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisers as to the particular U.S. federal income tax consequences applicable to them.

Interest

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W8-BEN-E (or appropriate substitute form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or one of certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax. Non-U.S. holders who are entitled to interest on the notes that is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holders should consult their tax advisers as to the particular U.S. federal income tax consequences applicable to them, including with respect to the amount and timing of including such interest in income.

Disposition of the Notes

A non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case of (i) above, any gain or loss recognized by the non-U.S. holder on the disposition of the notes generally will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax discussed above. In the case of (ii) above, the non-U.S. holder generally will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses). These holders are urged to consult their tax advisers with respect to the U.S. tax consequences of the ownership and disposition of the notes.

Information Reporting and Backup Withholding

A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments on, or the proceeds of a disposition of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

Certain Additional Withholding Requirements

Withholding at a rate of 30% generally will be required in certain circumstances on interest in respect of (and, after December 31, 2016, gross proceeds from the disposition of) notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of (and, after December 31, 2016, gross proceeds from the disposition of) notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the United States Department of the Treasury. Holders are urged to consult their tax advisers regarding the possible implications of these rules with respect to an investment in the notes.

UNDERWRITING

Becton, Dickinson and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 2016 Floating Notes	Principal Amount of 2017 Notes	Principal Amount of 2019 Notes	Principal Amount of 2024 Notes	Principal Amount of 2044 Notes
Goldman, Sachs & Co.	$	$	$	$	$
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
Total	$	$	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to             of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to             of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

It is expected that delivery of the notes will be made against payment therefor on or about December     , 2014, which is the                business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the              succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+      , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The notes are a new issue of securities with no established trading market. Becton, Dickinson has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Becton, Dickinson estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately             .

Becton, Dickinson has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF NOTES

Jeffrey S. Sherman, Senior Vice President and General Counsel of Becton, Dickinson, will issue an opinion about certain New Jersey law matters in connection with the offering of the notes for Becton, Dickinson. The validity of the notes offered hereby will be passed upon for Becton, Dickinson by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Becton, Dickinson, at September 30, 2014 and 2013, and for each of the three years in the period ended September 30, 2014 and Becton, Dickinson management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are incorporated by reference herein and in the registration statement (of which this prospectus supplement and accompanying prospectus form a part) in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements and related financial statement schedule II listed in the accompanying Appendix A as of June 30, 2014 and for the year ended June 30, 2014 of CareFusion starting on page 4 of Exhibit 99.1 to Becton, Dickinson and Company’s Current Report on Form 8-K dated December 4, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CareFusion at June 30, 2013 and for each of the two years in the period ended June 30, 2013 appearing in Becton, Dickinson and Company’s Current Report (Form 8-K) dated December 4, 2014 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

BECTON, DICKINSON AND COMPANY

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BDX.”

Investing in these securities involves certain risks. You should consider the risk factors described in any supplement and the “Risk Factors” beginning on page 8 of our annual report on Form 10-K for the year ended September 30, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2012

You should rely only on the information contained in or incorporated by reference in this prospectus, in any supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company.

BECTON, DICKINSON AND COMPANY

Becton, Dickinson and Company was incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897.

We are a global medical technology company engaged principally in the development, manufacture and sale of medical devices, instrument systems and reagents used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. Our operations consist of three worldwide business segments: BD Medical, BD Diagnostics and BD Biosciences.

BD Medical produces a broad array of medical devices that are used in a wide range of healthcare settings. BD Medical’s principal product lines include needles, syringes and intravenous catheters for medication delivery (including safety-engineered and auto-disable devices); prefilled IV flush syringes; syringes and pen needles for the self-injection of insulin and other drugs used in the treatment of diabetes; prefillable drug delivery systems provided to pharmaceutical companies and sold to end-users as drug/device combinations; regional anesthesia needles and trays; sharps disposal containers; and closed-system transfer devices. The primary customers served by BD Medical are hospitals and clinics; physicians’ office practices; consumers and retail pharmacies; governmental and nonprofit public health agencies; pharmaceutical companies; and healthcare workers.

BD Diagnostics provides products for the safe collection and transport of diagnostics specimens, as well as instruments and reagent systems to detect a broad range of infectious diseases, healthcare-associated infections (HAIs) and cancers. BD Diagnostics’ principal products include integrated systems for specimen collection; safety-engineered blood collection products and systems; automated blood culturing systems; molecular testing systems for infectious diseases and women’s health; microorganism identification and drug susceptibility systems; liquid-based cytology systems for cervical cancer screening; rapid diagnostic assays; and plated media. BD Diagnostics serves hospitals, laboratories and clinics; reference laboratories; blood banks; healthcare workers; public health agencies; physicians’ office practices; and industrial and food microbiology laboratories.

BD Biosciences produces research and clinical tools that facilitate the study of cells, and the components of cells, to gain a better understanding of normal and disease processes. That information is used to aid the discovery and development of new drugs and vaccines, and to improve the diagnosis and management of diseases. BD Biosciences’ principal product lines include fluorescence-activated cell sorters and analyzers; monoclonal antibodies and kits for performing cell analysis; reagent systems for life science research; cell imaging systems; diagnostic assays; and cell culture media supplements for biopharmaceutical manufacturing. The primary customers served by BD Biosciences are research and clinical laboratories; academic and government institutions; pharmaceutical and biotechnology companies; hospitals; and blood banks.

Our products are manufactured and sold worldwide. For reporting purposes, we organize our operations outside the United States as follows: Europe (which includes the Middle East and Africa); Japan; Asia Pacific (which includes Australia and all of Asia except Japan); Latin America (which includes Mexico and Brazil) and Canada. The principal products sold by BD outside the United States are needles and syringes; insulin syringes and pen needles; diagnostic systems; BD VacutainerTM brand blood collection products; BD HypakTM brand prefillable syringe systems; infusion therapy products; flow cytometry instruments and reagents; and disposable laboratory products. BD has manufacturing operations outside the United States in Brazil, Canada, China, France, Germany, Hungary, India, Ireland, Japan, Mexico, Pakistan, Singapore, South Korea, Spain, Sweden and the United Kingdom.

We market our products and services in the United States and internationally through independent distribution channels, as well as directly to end-users.

Our principal executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. We maintain a website at www.bd.com where general information about us is available. The information on our website is not part of this prospectus and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in any of our securities offered pursuant to this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus:

(a)  Quarterly reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012;

(b)  Annual report on Form 10-K for the year ended September 30, 2011;

(c)  Current reports on Form 8-K filed with the SEC on October 5, 2011, November 8, 2011, November 29, 2011, February 2, 2012, March 27, 2012, May 24, 2012, June 6, 2012 and July 24, 2012;

(d)  Definitive proxy statement on Form 14A filed with the SEC on December 22, 2011;

(e)  The description of our common stock, par value $1.00 per share contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(f)  The description of our preferred stock, par value $1.00 per share contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

We may from time to time make certain forward-looking statements in publicly released materials, both written and oral, including statements contained in this prospectus and other filings with the SEC. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements which address operating performance or events or developments that we expect or anticipate will occur in the future — including statements relating to volume growth, sales and earnings per share growth, cash flows or uses and statements expressing views about future operating results — are forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Act”).

Forward-looking statements are based on current expectations of future events. The forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance, and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events and developments or otherwise.

The following are some important factors that could cause our actual results to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see Item 1 A. Risk Factors of our 2011 Annual Report on Form 10-K.

•

The current conditions in the global economy and financial markets, and the potential adverse effect on the cost of operating our business, the demand for our products and services, prices for our products and services due to increases in pricing pressure, or our ability to produce our products, including the impact on developing countries. Also, the increase in sovereign debt during the financial crisis as a result of governmental intervention in the world economy poses additional risks to the global financial system and economic recovery. In particular, deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the U.S. and Europe, could further weaken demand for our products and create additional pricing pressures, as well as result in potential collection risks associated with such sales. In that regard, in the U.S., automatic spending cuts, or sequestration, that could affect government healthcare spending and research funding are set to go into effect January 2013 in the absence of further legislative action.

•

The consequences of the healthcare reform in the United States, which implemented an excise tax on U.S. sales of certain medical devices, and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect BD’s business.

•	Future healthcare reform in the countries in which we do business may also involve changes in government pricing and reimbursement policies or other cost containment reforms.

•

Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment (including changes in reimbursement practices by third party payors).

•

Our ability to penetrate developing and emerging markets, which depends on local economic and political conditions and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology.

•

Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our revenues, expenses, margins and credit ratings.

•

New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations), sales practices, price controls and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the U.S. and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to BD.

•

Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the U.S. Food and Drug Administration (FDA) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA.

•

Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

•

The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers that are needed for such manufacturing, including pandemics, natural disasters or environmental factors.

•

Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain sub- assemblies and finished goods, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

•

Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process (including potential 510(k) reforms) may also delay product launches and increase development costs.

•

Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or U.S. and international governmental funding and policies for life sciences research.

•

Our ability to achieve our projected level or mix of product sales. Our earnings forecasts are based on projected volumes and sales of many product types, some of which are more profitable than others.

•

Our ability to implement our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in the design and implementation of our upgrade could adversely affect our business.

•

Security breaches of our computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our ability to conduct business, or result in the loss of BD trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners.

•

Pending and potential future litigation or other proceedings adverse to BD, including antitrust claims, product liability claims and patent infringement claims, and the availability or collectibility of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding BD’s business or operations, including the effect on BD’s reputation or demand for its products.

•

The effects, if any, of governmental and media activities regarding the business practices of group purchasing organizations, which negotiate product prices on behalf of their member hospitals with BD and other suppliers.

•

The effect of market fluctuations on the value of assets in BD’s pension plans and on actuarial interest rate and asset return assumptions, which could require BD to make additional contributions to the plans or increase our pension plan expense.

•

Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, restrictions on the ability to transfer capital across borders and expropriation of assets by a government, including the recent civil unrest in parts of the Middle East.

•

The impact of business combinations, including any volatility in earnings relating to acquired in-process research and development assets, and our ability to successfully integrate any business we may acquire.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six-Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	8.7	12.9	12.7	16.0	18.2	17.6	12.9

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs; interest allocable to rental expense; and amortization of debt expense.

We have not paid a preference security dividend for any of the periods presented.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that BD may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC, and have been filed as exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 2011. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

We have 640,000,000 shares of authorized common stock, $1.00 par value per share, of which 199,554,920 shares were outstanding as of June 30, 2012. We also have 5,000,000 shares of authorized preferred stock, $1.00 par value per share, but none were outstanding as of June 30, 2012.

Our bylaws also provide that only the Chairman of the Board, the President, the board of directors or shareholders who, collectively own 25% or more of BD’s outstanding stock may call special meetings of the stockholders.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “BDX.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. We will pay dividends on our common stock only if we have paid or provided for dividends on any outstanding series of preferred stock for all prior periods.

Voting

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future with respect to any class or series of preferred stock that the board of directors may hereafter authorize.

Fully Paid

Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of amendment as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation and by-laws, as well as certain provisions of New Jersey law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Certificate of Incorporation

We currently have the following provisions in our certificate of incorporation which could be considered “anti-takeover” provisions:

•

an article requiring the affirmative vote of 80% of the outstanding shares entitled to vote (voting together as a single class) for certain merger and asset sale transactions with any interested shareholder (generally, a 10% or greater shareholder); and

•

an authorization for the issuance of blank check preferred stock. As described above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

These provisions may have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A-10A of the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board of directors approved the combination prior to the stockholder becoming an interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

•

the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets, or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority stockholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The statute generally applies to corporations that are organized under New Jersey law, have either, as of the date that the interested stockholder first becomes an interested stockholder of the corporation, their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities we may offer. The prospectus supplement will describe the particular terms of the debt securities being offered and the extent to which these general provisions may apply to those debt securities.

The debt securities will be issued under the indenture, dated March 1, 1997, between us and The Bank of New York Mellon Trust Company N. A., as trustee. A copy of the indenture is filed with the SEC as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you.

General

The debt securities covered by this prospectus will be our unsecured and unsubordinated obligations. The indenture does not limit the aggregate principal amount of debt securities we can issue. The indenture provides that debt securities may be issued thereunder from time to time in one or more series.

The prospectus relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the debt securities of the series;

•

any limit upon the aggregate principal amount of the debt securities of the series and any limitation on our ability to increase the aggregate principal amount of debt securities of that series after initial issuance;

•	any date on which the principal of the debt securities of the series is payable (which date may be fixed or extendible);

•	the interest rate or rates and the method for calculating the interest rate;

•

if other than as provided in the indenture, any place where principal of and interest on debt securities of the series will be payable, where debt securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to holders may be published and any time of payment at any place of payment;

•	whether we have a right to redeem debt securities of the series and any terms thereof;

•	whether you have a right to require us to redeem, repurchase or repay debt securities of the series and any terms thereof;

•	if other than denominations of $1,000 and any integral multiple, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity;

•	if other than U.S. dollars, the currency or currencies in which payment of the principal of and interest on the debt securities of the series will be payable;

•	whether the principal and any premium or interest is payable in a currency other than the currency in which the debt securities are denominated;

•

whether we have an obligation to pay additional amounts on the debt securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right that we may have to redeem those debt securities rather than pay the additional amounts;

•	if other than the person acting as trustee, any agent acting with respect to the debt securities of the series;

•	any provisions for the defeasance of any debt securities of the series in addition to, in substitution for or in modification of the provisions described in “— Defeasance and Covenant Defeasance”;

•

the identity of any depositary for registered global securities of the series other than The Depository Trust Company and any circumstances other than those described in “— Global Securities” in which any person may have the right to obtain debt securities in definitive form in exchange;

•	any events of default applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “— Events of Default”;

•	any covenants applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “— Covenants”; and

•	any other terms of the debt securities of the series.

The debt securities will be issued in registered form without coupons unless otherwise provided in a supplemental indenture or board resolution. Unless otherwise provided in a prospectus supplement, principal (unless the context otherwise requires, “principal” includes premium, if any) of and any interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at an office or agency designated for the debt securities, provided that, at our option, payment of interest may be made by check to the address of the person entitled thereto as it appears in the security register. Subject to the limitations provided in the indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount. If any debt securities are original issue discount securities, special federal income tax, accounting and other considerations may apply and will be described in the prospectus supplement relating to the debt securities. “Original Issue Discount Security” means any security which provides for an amount less than the principal amount to be due and payable upon acceleration of the maturity due to the occurrence and continuation of an event of default.

Consolidation, Merger and Sale of Assets

We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

•	we are the surviving person; or

•

the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the debt securities and under the indenture; and

•	immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the indenture and under the debt securities.

Events of Default

The following are “events of default” under the indenture with respect to debt securities of any series:

•	default in the payment of interest on any debt security when due, which continues for 30 days;

•	default in the payment of principal of any debt security when due;

•	default in the deposit of any sinking fund payment when due;

•

default in the performance of any other obligation contained in the indenture, which default continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of that series;

•	specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors; or

•	any other event of default established for the debt securities of that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•	the entire principal of the debt securities of that series; or

•	if the debt securities are original issue discount securities, that portion of the principal as may be described in the applicable prospectus supplement.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

We are required to furnish to the trustee annually an Officers’ Certificate as to our compliance with all conditions and covenants under the indenture. We must notify the trustee within five days of any default or event of default.

The indenture provides that the trustee will, within 60 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities notice of all defaults. In certain instances, the trustee may withhold that notice if and so long as a responsible officer of the trustee in good faith determines that withholding the notice is in the interest of the holders of the debt securities. By “default” we mean any event which is, or after notice or passage of time would be, an event of default.

The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities, by notice to the trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Subject to the further conditions contained in the indenture, the holders of a majority in aggregate principal amount outstanding of the debt securities of any series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default and its consequences except a default or event of default:

•	in the payment of the principal of, or interest on, any debt security of that series; or

•

in respect of a covenant or provision of such indenture which cannot under the terms of the indenture be amended or modified without the consent of the holder of each outstanding debt security that is adversely affected thereby.

The applicable prospectus supplement will describe any provisions for events of default applicable to the debt securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

Covenants

We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. Unless we state otherwise in a prospectus supplement, the restrictive covenants summarized below will apply so long as any of the debt securities are outstanding, unless the covenants are waived or amended. The prospectus supplement may contain different covenants. We have provided the definitions to define the capitalized words used in describing the covenants.

Definitions

“Attributable Debt” means, with respect to a lease which we or any Restricted Subsidiary is at any time liable as a lessee, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” with respect to any Person means the total amount of such Person and the Subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Funded Debt” means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets of the Company, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

Restrictions on Secured Debt

If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the debt securities) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries’ Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

•	mortgages existing on properties on the date of the indenture,

•	mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages,

•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,

•	mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,

•	mortgages in favor of us or a Restricted Subsidiary,

•	mortgages in connection with the issuance of tax-exempt industrial development bonds,

•

mortgages under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and

•	subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

Restrictions on Sale and Leasebacks

We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	the commitment to enter into the sale and leaseback transaction was obtained during that 120-day period;

•

we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under “— Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities;

•	within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of

(i)	the net proceeds of the sale of the Principal Property and

(ii)	the fair market value of the Principal Property, or

•

we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

Modification and Waiver

Under the indenture we and the trustee may enter into one or more supplemental indentures without the consent of the holders of debt securities in order to:

•	evidence the succession of another corporation to our company and the assumption of our covenants by that successor,

•	provide for a successor trustee with respect to the debt securities of all or any series,

•	establish the forms and terms of the debt securities of any series,

•	provide for uncertificated or unregistered debt securities, or

•	cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the debt securities under the indenture.

We and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each affected series, amend the indenture and the debt securities of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of holders of debt securities under the indenture. However, without the consent of each holder of any debt security affected, we may not amend or modify the indenture to:

•	change the stated maturity date of any installment of principal of, or interest on, any debt security,

•	reduce the principal amount of, or the rate of interest on, any debt security,

•	adversely affect the rights of any debt security holder under any mandatory redemption or repurchase provision,

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security,

•

reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture,

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default,

•	waive a default in the payment of principal of, or interest on, any debt security,

•	change any of our obligations to maintain offices or agencies where the debt securities may be surrendered for payment, registration or transfer and where notices and demands may be served upon us, or

•

change any of the above provisions, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of any debt security affected.

Defeasance and Covenant Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. Unless the terms of the debt securities of any series provide otherwise, we may elect either:

•	to defease and be discharged from any and all obligations with respect to

•	debt securities of any series payable within one year, or

•	other debt securities of any series upon the conditions described below; or

•

to be released from our obligations with respect to covenants described under “— Covenants” above and, if specified in the prospectus supplement, other covenants applicable to the debt securities of any series (“covenant defeasance”), upon (or, with respect to defeasance of debt securities payable later than one year from the date of defeasance, on the 91st day after) the deposit with the trustee, in trust for that purpose, of money and/or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the debt securities.

As a condition to defeasance of any debt securities of any series payable later than one year from the time of defeasance, we must deliver to the trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

We may exercise either defeasance option with respect to the debt securities of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and

U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

The Trustee

We maintain a banking relationship with the trustee or its affiliates. An affiliate of the trustee is also one of the broker-dealers we use in connection with our share repurchase program.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of the general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositories, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	if applicable, the designation and terms of the debt securities or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities or common stock will be separately transferable;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. We may be entitled to satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of that purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the prospectus supplement. The prospectus supplement will specify the methods by which the holders may purchase or sell those securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders to secure their obligations under the contracts in a specified manner to be described in the prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of common stock or any combination of these securities, or securities of other entities. The prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

The debt securities of each series will be issued in the form of one or more fully registered global debt securities that are registered in the name of The Depository Trust Company, or its nominee, as depositary, unless another depositary is designated for the debt securities of that series. Unless we state otherwise in a prospectus supplement, debt securities in definitive form will not be issued. Unless and until a global security is exchanged in whole or in part for debt securities in definitive form, it may not be registered for transfer or exchange except as a whole by the depositary for that global security to a nominee of the depositary.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that global security to the accounts of institutions, the participants that are entitled to the registered global security that have accounts with the depositary designated by the underwriters or their agents engaging in any distribution of the debt securities. The depositary advises that pursuant to procedures established by it:

•	Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

•

Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depositary or by its nominee.

•

Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the participants.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and these laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or its nominee, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as specified below, owners of beneficial interests in a global security will not:

•	be entitled to have their debt securities represented by the global security registered in their names;

•	receive or be entitled to receive physical delivery of debt securities in certificated form; or

•	be considered the holders for any purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which that person holds its interest, in order to exercise any rights of a holder of debt securities under the indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of debt securities is entitled to give or take under the indenture.

We understand that, under existing industry practices, if we request any action of holders of debt securities or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder of debt securities is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give that notice or take that action, and the participants would authorize the beneficial owners owning through them to give the notice or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

The depositary or a nominee thereof, as holder of record of a global security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the depositary. The agent for the payment, transfer and exchange of the securities is the trustee, acting through its corporate trust office located in Chicago, Illinois.

We expect that the depositary, upon receipt of any payment of principal or interest in respect of a global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, and will be the responsibility of the participants. We, the trustee, our agents and the trustee’s agents shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If we determine that debt securities will no longer be maintained as global securities, or, if at any time an event of default has occurred and is continuing under the indenture, or if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive certificated form in exchange for the registered global securities.

In the event that the book-entry system is discontinued, the following provisions shall apply. The trustee or any successor registrar under the indenture shall keep a register for the debt securities in definitive certificated form at its corporate trust office. Subject to the further conditions contained in the indenture, debt securities in definitive certificated form may be transferred or exchanged for one or more debt securities in different authorized denominations upon surrender of the debt securities at a corporate trust office of the trustee or any successor registrar under the indenture by the registered holders or their duly authorized attorneys. Upon surrender of any debt security to be transferred or exchanged, the trustee or any successor registrar under the indenture shall record the transfer or exchange in the security register and we will issue, and the trustee shall authenticate and deliver, new debt securities in definitive certificated form appropriately registered and in appropriate authorized denominations. The trustee shall be entitled to treat the registered holders of the debt securities in definitive certificated form, as their names appear in the security register as of the appropriate date, as the owners of the debt securities for all purposes under the indenture.

PLAN OF DISTRIBUTION

BD may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by BD;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from BD at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with BD to indemnification by BD against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for BD and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

Unless otherwise indicated in the prospectus supplement with respect to any securities, the validity of the securities will be passed upon for us by Jeffrey S. Sherman, our Senior Vice President and General Counsel.

EXPERTS

The consolidated financial statements of Becton, Dickinson and Company appearing in Becton, Dickinson and Company’s Annual Report (Form 10-K) for the year ended September 30, 2011, and the effectiveness of Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and Becton, Dickinson and Company management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

Becton, Dickinson and Company

$        Floating Rate Notes due June     , 2016

$             % Notes due December     , 2017

$             % Notes due December     , 2019

$             % Notes due December     , 2024

$             % Notes due December     , 2044

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

BNP PARIBAS	Citigroup	MUFG	Morgan Stanley